SCHEDULE 14A
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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OGE ENERGY CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Proxy Statement
and Notice of Annual Meeting

May 15, 2014

i

OGE Energy Corp.

March 28, 2014

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of OGE Energy Corp. at 10:00 a.m. on Thursday, May 15, 2014, at the Skirvin Hilton Hotel, Grand Ballroom, 1 Park Avenue, Oklahoma City, Oklahoma.

The matters to be voted on at the meeting are listed in the Notice of Annual Meeting of Shareholders on the next page and described in detail in this Proxy Statement on the following pages.

We have elected to take advantage of U.S. Securities and Exchange Commission rules that allow public companies to furnish proxy materials to their shareholders on the Internet. Consequently, we are mailing to our shareholders of record a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy statement and our 2013 annual report. We believe that this will provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Even though you may own only a few shares, your proxy is important in making up the total number of shares necessary to hold the meeting. Whether or not you plan to attend the meeting, please vote your shares or direct your vote by following the instructions described in your proxy card or in the Notice of Internet Availability of Proxy Materials you received in the mail. Your vote will be greatly appreciated. Brokers will not be able to vote their customers' shares for the election of directors, for the advisory vote on executive compensation, or for the shareholder proposal unless their customers return voting instructions. Therefore, if your shares are held in street name by your bank or broker, it is important for you to return your voting instructions in order that your shares are voted for these matters.

Those shareholders arriving before the meeting will have the opportunity to visit informally with the management of your Company. In addition to the business portion of the meeting, there will be reports on our current operations and outlook.

Your continued interest in the Company is most encouraging and, on behalf of the Board of Directors and employees, I want to express our gratitude for your confidence and support.

Very truly yours,

Peter B. Delaney
Chairman of the Board, President and Chief Executive Officer

ii

Notice of Annual Meeting
of Shareholders

The Annual Meeting of Shareholders of OGE Energy Corp. will be held on Thursday, May 15, 2014, at 10:00 a.m. at the Skirvin Hilton Hotel, Grand Ballroom, 1 Park Avenue, Oklahoma City, Oklahoma, for the following purposes:

1.	To elect 10 directors;

2.	To ratify the appointment of Ernst & Young LLP as our principal independent accountants for 2014;

3.	To hold an advisory vote to approve named executive officer compensation;

4.	To consider a shareholder proposal regarding an independent board chairman and

5.	To transact such other business as may properly come before the meeting.

The map on page 51 will assist you in locating the Skirvin Hilton Hotel.

Shareholders who owned stock on March 17, 2014, are entitled to notice of and to vote at this meeting or any adjournment of the meeting. A list of such shareholders will be available, as required by law, at our principal offices at 321 North Harvey, Oklahoma City, Oklahoma 73102.

Patricia D. Horn
Vice President - Governance and Corporate Secretary

Dated: March 28, 2014

Even if you plan to attend the meeting in person, please vote your shares or direct your vote by following the instructions described in the Notice of Internet Availability of Proxy Materials you received in the mail or in your proxy card. You may vote your shares by Internet, telephone or mail. If you mail the proxy or voting instruction card, no postage is required if mailed in the United States. If your shares are held in the name of a broker, trust, bank or other nominee and you plan to attend the meeting and vote your shares in person, you should bring with you a proxy or letter from the broker, trustee, bank or other nominee confirming your beneficial ownership of the shares. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the attached proxy statement and vote in person on all matters properly brought before the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 15, 2014. The Company's notice of annual meeting of shareholders and proxy statement and 2013 annual report to shareholders are available on the Internet at www.proxyvote.com.

iii

Proxy Statement

March 28, 2014
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND THE PROXY MATERIALS

Introduction
The Annual Meeting of Shareholders of OGE Energy Corp. (the "Company") will be held at the Skirvin Hilton Hotel, Grand Ballroom, 1 Park Avenue, Oklahoma City, Oklahoma, on May 15, 2014, at 10:00 a.m. For the convenience of those shareholders who may attend the meeting, a map is printed on page 51 that gives directions to the Skirvin Hilton Hotel. At the meeting, we intend to present the first four items in the accompanying notice of annual meeting for action by the owners of the Company's common stock, par value $0.01 per share ("Common Stock"). The Board of Directors does not now know of any other matters to be presented at the meeting, but, if any other matters are properly presented to the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.
Your Board of Directors is providing you these proxy materials in connection with the solicitation of your proxy for use at the Annual Meeting of Shareholders. When you vote by Internet, telephone or mail (all as more particularly described below), you appoint Peter B. Delaney, Luke R. Corbett and Robert Kelley as your representatives at the Annual Meeting of Shareholders. Mr. Delaney, Mr. Corbett and Mr. Kelley will vote your shares, as you have instructed them, at the Annual Meeting of Shareholders. This way, your shares will be voted whether or not you attend the Annual Meeting of Shareholders. Even if you plan to attend the Annual Meeting of Shareholders, it is a good idea to vote your shares in advance of the meeting, just in case your plans change. If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Delaney, Mr. Corbett and Mr. Kelley will vote your shares, under your proxy, in accordance with their best judgment.

Internet Availability of Proxy Materials
We have elected to take advantage of the "Notice and Access" rules adopted by the U.S. Securities and Exchange Commission ("SEC") that allow public companies to deliver to their shareholders a Notice of Internet Availability of Proxy Materials and to provide Internet access to the proxy materials and annual reports to shareholders.
Accordingly, on or about March 28, 2014, we will begin mailing to our shareholders of record a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy statement and our 2013 annual report. The Notice of Internet Availability of Proxy Materials will include instructions on accessing and reviewing our proxy materials and our 2013 annual report to shareholders on the Internet and will provide instructions on submitting a proxy on the Internet.
At the time we begin mailing our Notice of Internet Availability of Proxy Materials, we will also first make available on the Internet at www.proxyvote.com our notice of annual meeting, our proxy statement and our 2013 annual report to shareholders. Any shareholder may also request a printed copy of these materials by any of the following methods:

•	Internet at www.proxyvote.com;
•	e-mail at sendmaterial@proxyvote.com; or
•	telephone at 1-800-579-1639.

Pursuant to the SEC rules, our 2013 annual report to shareholders, which includes our audited consolidated financial statements, is not considered a part of, and is not incorporated by reference in, our proxy solicitation materials.

Voting Procedures
You may vote by mail, by telephone, by Internet, or in person. Please refer to the summary instructions below and those included on your Notice of Internet Availability of Proxy Materials or your proxy card or, for shares held in street name, the voting instruction card you received from your broker or nominee. To vote by mail, simply complete and sign the proxy card and mail it in the prepaid and pre-addressed envelope. If you received a Notice of Internet Availability of Proxy Materials, you may request a proxy card by following the instructions in your Notice. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted FOR the 10 named nominees for director, FOR the ratification of Ernst & Young LLP as the Company's principal independent accountants for 2014, FOR the approval of our named executive officer compensation in connection with the advisory vote on executive compensation, and AGAINST the shareholder proposal regarding an independent board chairman.

Shareholders of record also may vote by the Internet or by using the toll-free number listed on your Notice of Internet Availability of Proxy Materials or the proxy card. Telephone and Internet voting also is available to shareholders who hold their shares in the Automatic Dividend Reinvestment and Stock Purchase Plan ("DRIP/DSPP") and the Company’s qualified defined contribution retirement plan (the "401(k) Plan"). The telephone voting and Internet voting procedures are designed to verify shareholders through use of an identification number that will be provided to you. These procedures allow you to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone or by the Internet, you do not have to mail in your proxy card. Please see your Notice of Internet Availability of Proxy Materials or your proxy card for specific instructions. Internet and telephone voting is available until 11:59 P.M. Eastern time on the day before the Annual Meeting of Shareholders.
If you wish to vote in person, we will pass out written ballots at the meeting. If you hold your shares in street name (i.e., they are held by your broker in an account for you), you must request a legal proxy from your broker in order to vote at the meeting.

Revocation of Proxy
If you change your mind after voting your proxy, you can revoke your proxy and change your vote at any time before the polls close at the meeting. You can revoke your proxy by either signing and sending another proxy with a later date, by voting by Internet, by telephone or by voting at the meeting. Alternatively, you may provide a written statement to the Company (attention Patricia D. Horn, Vice President - Governance and Corporate Secretary) revoking your proxy.

Record Date; Number of Votes
If you owned shares of the Company's Common Stock at the close of business on March 17, 2014, you are entitled to one vote per share upon each matter presented at the meeting.
As of March 3, 2014, there were 199,131,750 shares of the Company's Common Stock outstanding. The Company does not have any other outstanding class of voting stock. Other than as described below under the heading "Security Ownership," no person holds of record or, to our knowledge, beneficially owns more than five percent of the Company's Common Stock.

Expenses of Proxy Solicitation
We will pay all costs associated with preparing, assembling, mailing and distributing the proxy cards and proxy statements except that certain expenses for Internet access may be incurred by you if you choose to access the proxy materials and/or vote over the Internet. We also will reimburse brokers, nominees, fiduciaries and other custodians for their expenses in forwarding proxy materials to shareholders. Officers and other employees of the Company may solicit proxies by mail, personal interview, telephone and/or Internet. In addition, we have retained Phoenix Advisors, LLC to assist in the solicitation of proxies, at a fee of $10,500 plus associated costs and expenses. Our employees will not receive any additional compensation for soliciting proxies.

Mailing of Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report

A Notice of Internet Availability of Proxy Materials or this proxy statement, the enclosed proxy and Annual Report are being distributed on or about March 28, 2014 to all of our shareholders who owned Common Stock on March 17, 2014.

Voting Under Plans
If you are a participant in our DRIP/DSPP, your proxy will represent the shares held on your behalf under the DRIP/DSPP and such shares will be voted in accordance with the instructions on your proxy. If you do not vote your proxy, your shares in the DRIP/DSPP will not be voted.
If you are a participant in our 401(k) Plan, you will receive a voting directive for shares allocated to your account. The trustee will vote these shares as instructed by you in your voting directive. If you do not return your voting directive, the trustee will vote your allocated shares in the same proportion that all plan shares are voted.

Voting of Shares Held in Street Name by Your Broker
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and your broker or nominee is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares. You are also invited to attend the Annual Meeting of Shareholders and vote your shares in person. In order to vote your shares in person, you must provide us with a legal proxy from your broker.

Brokerage firms have authority under New York Stock Exchange ("NYSE") rules to vote customers' shares for which they have not received voting instructions on certain "routine" matters, but may not vote for non-routine matters unless they have received voting instructions. Routine matters include the ratification of the Company's principal independent accountants However, the election of directors , the advisory vote on named executive officer compensation and the shareholder proposal regarding an independent board chairman are not considered "routine" matters. Therefore, if you do not provide voting instructions, your brokerage firm may not vote your shares on such non-routine matters. We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting. When a brokerage firm votes its customers' shares for which it has not received voting instructions on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting, but these shares (sometimes referred to as broker non-votes) are considered not entitled to vote on non-routine matters, rather than as a vote against the matter.
In order for your shares to be voted on all matters presented at the meeting, we urge all shareholders whose shares are held in street name by a brokerage firm to provide voting instructions to the brokerage firm.

CORPORATE GOVERANCE
Corporate Governance Guidelines. The Board of Directors of the Company operates pursuant to a set of written Corporate Governance Guidelines ("Guidelines") that set forth the Company's corporate governance philosophy and the governance policies and practices that the Company has established to assist in governing the Company and its affiliates. The Guidelines state that the primary mission of the Board of Directors of the Company is to advance the interests of the Company's shareholders by creating a valuable long-term business.
The Guidelines describe Board membership criteria and the Board selection and member orientation process. The Guidelines require that a majority of the directors must be independent and that members of each committee must be independent and state the Board's belief that the chief executive officer ("CEO") should be the only Company executive serving as a director, except as may be part of the succession process described below. Absent approval of the Nominating and Corporate Governance Committee, no director may be nominated to a new term if he or she would be older than 72 at the time of election. The Guidelines also provide that no director may serve on more than three other boards of directors of publicly-held companies without the prior approval of the Nominating and Corporate Governance Committee. Directors whose professional responsibilities change, such as upon retirement or a change in employer, are required to submit a letter of resignation for the Board's consideration.
The Guidelines provide that the Compensation Committee of the Board ("Compensation Committee") will evaluate the performance of the CEO on an annual basis and that the Nominating and Corporate Governance Committee will report to the Board at least annually on succession planning, which will include appropriate contingencies in the event the CEO retires or is incapacitated. The Guidelines also provide that the Nominating and Corporate Governance Committee is responsible for overseeing an annual assessment of the performance of the Board and Board committees, as well as for reviewing with the Board the results of these assessments. All of these tasks were completed for 2013.
The Guidelines provide that Board members have full access to officers and employees of the Company and, as necessary and appropriate, the Company's independent advisors, including legal counsel and independent accountants. The Guidelines further provide that the Board and each committee have the power to hire independent legal, financial or other advisors as they deem necessary. The Guidelines provide that the independent directors, which include all non-management directors, are to meet in executive session, generally coinciding with regularly scheduled Board meetings. In 2013, the independent directors met in executive session seven times.
Our Code of Ethics, which is applicable to all of our directors, officers and employees, and our Corporate Governance Guidelines comply with the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. We also have a separate code of ethics that applies to our CEO and our senior financial officers, including our chief financial officer ("CFO") and our chief accounting officer, and that complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of ethics applicable to such officers. The Board has reviewed and will continue to evaluate its role and responsibilities with respect to the legislative and other governance requirements of the NYSE. All of our corporate governance materials, including our codes of conduct and ethics, our Guidelines for Corporate Governance and the charters for the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, are available for public viewing on the OGE Energy website at www.oge.com under the heading Investor Relations, Corporate Governance.
Director Independence. The Board of Directors of the Company currently has 11 directors, ten of whom are independent within the meaning of the NYSE listing standards. Our Chairman, President and CEO is the only director who is not considered independent. For purposes of determining independence, we have adopted the following standards for director independence in compliance with the NYSE listing standards:

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A director who is or was an employee, or whose immediate family member is or was an executive officer, of the Company or any of our subsidiaries is not independent until three years after the end of such employment relationship;

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A director who received, or whose immediate family member received, more than $120,000 during any 12-month period within the past three years in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms or deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in any 12-month period of such compensation;

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A director who is a current partner or employee, or whose immediate family member is a current partner, of a firm that is the internal or external auditor of the Company or any of our subsidiaries is not independent;

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A director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of the internal or external auditor of the Company or any of our subsidiaries and who personally worked on the audit of the Company or any of its subsidiaries within that time is not independent;

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A director whose immediate family member is a current employee of the internal or external auditor of the Company or any of our subsidiaries and who personally works on the audit of the Company or any of its subsidiaries is not independent;

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A director who is or was employed, or whose immediate family member is or was employed, as an executive officer of another company where, at the same time, any of our or any of our subsidiaries' present executives is or was serving on that company's compensation committee is not independent until three years after the end of such service or the employment relationship;

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A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company's consolidated gross revenues is not independent; and

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No director qualifies as independent unless the Board affirmatively determines that the director has no other relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries) that in the opinion of the Board of Directors could be considered to affect the directors ability to exercise his or her independent judgment as a director.

For purposes of determining whether the directors met the aforementioned tests and should be deemed independent, the Board concluded that the purchase of electricity from the Company's subsidiary, Oklahoma Gas and Electric Company ("OG&E"), at rates approved by a state utility commission does not constitute a material relationship. Based on this, the Board determined that each of the following members of the Board met the aforementioned independence standards: James H. Brandi; Wayne H. Brunetti; Luke R. Corbett; John D. Groendyke; Kirk Humphreys; Robert Kelley; Robert O. Lorenz; Judy R. McReynolds; Leroy C. Richie and Sheila G. Talton. Mr. Delaney does not meet the aforementioned independence standards because he is the current Chairman, President and CEO and an employee of the Company.
Standing Committees. All members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent directors who are nominated and approved by the Board. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board and provide for oversight of, among other things, executive management. Each of these committee charters is available on our website at www.oge.com under the heading Investor Relations, Corporate Governance. The Board of Directors also has established a standing Executive Committee, whose members are all independent. The duties and responsibilities of these Board committees are reviewed regularly and are outlined below.
Leadership Structure. The Company's Corporate Governance Guidelines discussed above state that the Board has no policy with respect to the separation of the offices of Chairman of the Board and CEO. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board, with the assistance of the Nominating and Corporate Governance Committee, to make a determination whenever it elects a new CEO.
Peter B. Delaney currently serves as Chairman, President and CEO. At the time of his election, the Board believed that it was in the best interests of the Company to have a single person serve as Chairman and CEO to provide unified leadership and direction. The Board still believes this is in the Company's best interest; however, the Board may separate these positions in the future should circumstances change.

In an effort to strengthen independent oversight of management and to provide for more open communication, the Board has designated a lead director. The lead director is elected by and from the independent Board members for a one-year term. Mr. Corbett currently serves as the lead independent director. We modified our Guidelines recently to reflect what we do and what we expect our lead director to do. The responsibilities of our lead director include:

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Providing leadership to the Board of Directors if circumstances arise in which the role of the Chairman of the Board may be, or may be perceived by the lead director or independent board members to be, in conflict;

•	Presiding at all meetings of the Board at which the Chairman of the Board, is not available;

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Organizing, convening and presiding over executive sessions of the non-management and independent directors and promptly communicating the messages and directives approved by such directors at each such meeting to the Chairman of the Board and CEO;

•	Acting as the principal liaison between the independent directors and the Chairman of the Board and CEO;

•	Reviewing and approving all board and committee agendas and approving information sent to the Board, providing input to management on the scope and quality of such information;

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Consulting with the Chairman of the Board, CEO, and committee chairs regarding the topics and schedules of the meetings of the board and committees and approving such schedules to assure that there is sufficient time for discussion of all agenda items;

•	Having authority to call a special meeting of the Board or the independent directors at any time, at any place, and for any purpose;

•	Being available for consultation and direct communication with our major shareholders;

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Collecting and communicating to the Chairman of the Board and CEO the views and recommendations of the independent directors, relating to his or her performance, other than with respect to the annual performance review; and

•	Performing such other duties as may be assigned from time-to-time by the independent directors.

Audit Committee Financial Expert. The Board has determined that Mr. Robert Kelley and Mr. Robert O. Lorenz meet the SEC definition of audit committee financial expert. Each of Mr. Kelley and Mr. Lorenz is an independent director.
Process Related to Executive Officer and Director Compensation. Under the terms of its charter, the Compensation Committee has broad authority to develop and implement the Company's compensation policies and programs for executive officers and Board members. In particular the Compensation Committee is to:

•	review and approve corporate goals and objectives relevant to the compensation of the CEO and other executive officers;

•	evaluate the performance of the CEO and the other executive officers in light of the corporate goals and objectives and set compensation levels for the executive officers;

•	recommend to the Board the approval, adoption and amendment of all incentive compensation plans in which any executive officer participates and all other equity-based plans;

•	administer the equity-based incentive compensation plans and any other plans adopted by the Board that contemplate administration by the Compensation Committee;

•	approve all grants of stock options and other equity-based awards;

•	review and approve employment, severance or termination arrangements for any executive officers;

•	review and evaluate the impact of the Company's compensation policies and practices on the Company's risk profile and risk management;

•	review and approve all services, including the fees for such services, to be provided to the Compensation Committee or the Company by a compensation consultant and its affiliates; and

•	review Board compensation.
The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent permitted by applicable law, to any other body or individual. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are (a) "non-employee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and (b) "outside directors" for the purpose of Section 162(m) of the Internal Revenue Code of 1986 (the "Code").
The process for setting director and executive compensation in 2013 involved numerous steps. The Compensation Committee, with the assistance of Mercer Human Resources Consulting ("Mercer"), approved two peer groups of companies for purposes of targeting executive compensation as discussed in the Compensation Discussion and Analysis on page 26. The next step in the process was an annual performance evaluation of each member of the management team. This process entailed for each member of the management team (other than the CEO) a scoring by such individual's supervisor of various competencies, including the individual's management skills, business knowledge and achievement of various performance and development objectives set at the beginning of the year. These reviews were used by the CEO in making compensation recommendations to the Compensation Committee.
The balance of the process for setting director and executive compensation for 2013 involved actions taken by the Compensation Committee. The Compensation Committee met in November 2012 and February 2013 to address 2013 compensation. At the November 2012 meeting, the Compensation Committee reviewed with the CEO the performance evaluations of each officer (other than the CEO). The Compensation Committee at its November 2012 meeting also reviewed and discussed with the CEO his recommendations for each member of management (other than the CEO) of 2013 salaries, target annual incentive awards (expressed as a percentage of salary) and target long-term incentive awards (also expressed as a percentage of salary). In addition, the Compensation Committee evaluated the CEO's performance at its November 2012 meeting and discussed his potential salary, target annual incentive award and target long-term compensation for 2013. Following these discussions, the Compensation Committee set 2013 salaries and, subject to potential adjustment at its meeting in February 2013, target annual incentive awards and target long-term compensation awards for each officer. The target annual incentive awards and target long-term compensation awards were expressed as percentages of salary. The Company performance goals that needed to be achieved for any payouts of annual incentive awards or long-term incentives were not set at the November 2012 meeting; but, instead, were left for consideration at the scheduled meeting in February 2013. Senior management in making compensation recommendations for an executive in 2013, and the Compensation Committee in deciding the executive's compensation, used as a primary guideline the median market pay data provided by Mercer for an executive with similar responsibilities in the appropriate peer group. At its meeting in November 2012, the Compensation Committee also reviewed and set compensation for the directors, which is described below under "Director Compensation."

Prior to the Compensation Committee's meeting in February 2013, the Company's senior management developed recommendations for the Company performance goals that needed to be met in order for any payouts of 2013 annual incentive awards or 2013 long-term compensation awards to occur.
At the Compensation Committee's meeting in February 2013, the Compensation Committee reviewed with senior management its recommendations and basis for Company performance goals for payouts of 2013 annual incentive awards and long-term compensation awards. Following this discussion, the Compensation Committee set the 2013 Company performance goals for annual incentive awards and long-term compensation awards that had to be achieved in order for payouts of such awards to occur. The Compensation Committee also approved the form of the long-term compensation awards, which consisted entirely of performance units, as well as the amount of performance units that would be granted.
In 2012, the Compensation Committee engaged Mercer as its executive compensation consultant for 2013. As part of this engagement, Mercer reviewed the Company's current director and executive officer compensation, confirmed the peer groups to be used for assessment of director and executive officer compensation and assessed the competitiveness of the Company's director and executive officer compensation. Mercer also provided perspectives on market trends. During 2013, Mercer received $110,000 in fees for director and executive officer compensation advisory services to the Compensation Committee. Separately, Mercer and its affiliates received $1,018,345 in fees for other services, of which $939,519 related to routine annual actuarial services and $38,640 related to other miscellaneous services, including annual surveys. An additional $40,186 was incurred for consulting services to support the CEO search for Enable Midstream Partners. The decision to engage Mercer and its affiliates for these other services was reviewed and approved by the Compensation Committee. For the reasons described below, the Compensation

Committee does not believe that the provision of these services affected the objectiveness of the executive compensation advice it receives from Mercer.

Although the Company retains Mercer and its affiliates for other services, the Compensation Committee is confident that the advice it receives from the individual executive compensation consultant is objective and not influenced by Mercer's or its affiliates' relationships with the Company because of the procedures Mercer and the Compensation Committee have in place. In particular, we have been informed by Mercer that:

•	the executive compensation consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	the executive compensation consultant is not responsible for selling other Mercer or affiliate services to the Company; and

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Mercer's professional standards prohibit the individual executive compensation consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations.

In addition:

•	the Compensation Committee has the sole authority to retain and terminate the executive compensation consultant;

•
the Compensation Committee reviewed and approved all services, including the fees for such services to be provided to the Compensation Committee or the Company by the executive compensation consultant and its affiliates;

•	the executive compensation consultant has direct access to the Compensation Committee without management intervention;

•
the Compensation Committee evaluates the quality and objectivity of the services provided by the executive compensation consultant each year and determines whether to continue to retain the consultant; and

•	the protocols for the engagement (described below) limit how the executive compensation consultant may interact with management.

While it is necessary for the executive compensation consultant to interact with management to gather information, the Compensation Committee has adopted protocols governing if and when such consultant's advice and recommendations can be shared with management. These protocols are included in the consultant's engagement letter. This approach is intended to protect the Compensation Committee's ability to receive objective advice from the executive compensation consultant so that the Compensation Committee may make independent decisions about executive pay at the Company.

For the reasons discussed above, and after considering certain independence-related factors, including:

•	whether Mercer provides other services to the Company;

•	fees received by Mercer from the Company;

•	conflict of interest policies of Mercer;

•	any business or personal relationships between the individual executive compensation consultant and members of the Company's Compensation Committee;

•	any ownership of the Company's Common Stock by the individual executive compensation consultant; and

•	any business or personal relationships between the individual executive compensation consultant or Mercer and an executive officer of the Company,

the Compensation Committee determined that there are no conflicts of interest with respect to the consulting services provided by Mercer.

Risk Oversight. During 2013, the Company's Chief Risk Officer served as chairman of the Company's Risk Oversight Committee, which consists primarily of corporate officers and is responsible for the overall development, implementation and enforcement of strategies and policies for all market risk management activities of the Company. The Risk Oversight Committee's responsibilities include review of:

•	the existing risk exposure and performance of the Company's business units;

•	existing credit and market risk measurement methodologies;

•	counterparty credit limit structures;

•	fuel procurement activities;

•	policy change requests; and

•	violations of risk policies.

On a quarterly basis during 2013, the Risk Oversight Committee, through the Chief Risk Officer, reported to the Audit Committee of the Company's Board of Directors ("Audit Committee") on the Company's risk profile affecting anticipated financial results, including any significant risk issues. This report was followed by an executive session with the Chief Risk Officer at which only members of the Audit Committee were present. At each quarterly Audit Committee meeting, the Audit Committee also receives a report on compliance with the Company's Code of Ethics, any material pending or threatened litigation, significant regulatory issues or proceedings, and the status of any governmental audits or inquiries.
Communications with the Board of Directors. Shareholders and other interested parties who wish to communicate with members of the Board, including the lead director or the non-management directors individually or as a group, may send correspondence to them in care of the Corporate Secretary at the Company’s principal offices, 321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. We currently do not intend to have the Corporate Secretary screen this correspondence to the extent it pertains to business matters and are not solicitations, but we may change this policy if directed by the Board due to the nature and volume of the correspondence.
Board Attendance at Annual Meeting of Shareholders. The Company encourages each of its Board members to attend the Annual Meeting of Shareholders and the directors are expected to attend whenever reasonably possible. All of the Board members then serving attended the Annual Meeting of Shareholders in 2013.
Related Party Transaction Policy; Prohibition on Loans. The Company's Code of Ethics provides that all employees, including executive officers, have a duty to avoid financial, business or other relationships that might cause a conflict of interest with the performance of their duties and that employees should conduct themselves in a manner that avoids even the appearance of conflict between personal interests and those of the Company. The Company's Code of Ethics provides, among other things, that (i) conflicts of interest may arise when an individual or someone in his or her immediate family receives improper personal benefits as a result of the employee's position, (ii) employees should not authorize business with any firm in which they, or a member of their immediate family, have a direct or indirect interest and (iii) employees should, as a general rule, avoid accepting a gift or invitation of such value (generally in excess of $100) that acceptance could create, or appear to create, an obligation to a person or company with whom the Company does business. The charter of the Nominating and Corporate Governance Committee provides that the Nominating and Corporate Governance Committee is to consider possible conflicts of interest of directors and management and make recommendations to prevent, minimize or eliminate such conflicts of interest. Similarly, the charter of the Audit Committee provides that the Audit Committee is to periodically obtain reports regarding compliance with the Company's Code of Ethics. If a conflict is found to exist, the matter will be discussed with the employee and the following options will be considered: (i) the employee will be asked to end the activity that caused the conflict; (ii) realignment of job responsibilities or assignment or (iii) if (i) and (ii) are not possible, employment will be terminated. Only the Board or a committee of the Board can waive this provision for executive officers, and any waiver will be promptly disclosed to the public. The Company's Corporate Governance Guidelines provide that, except for employment arrangements with the CEO, the Company will not engage in transactions with directors or their affiliates if a transaction would cast into doubt the independence of a director, present a conflict of interest, or is otherwise prohibited by law, rule or regulation and includes (i) directly or indirectly, any extension, maintenance or renewal of an extension of credit to any director or member of management of the Company and (ii) significant business dealings with directors or their affiliates, substantial charitable contributions to organizations in which a director is affiliated, and consulting contracts with, or other indirect forms of compensation to, a director. Any waiver of this policy may be made only by the Board or a Board committee and must be promptly disclosed to the Company's shareholders. The Company does not have a related party transaction policy for persons other than employees and directors and their affiliates. Except as discussed above, the Company has not prescribed any specific standards to be applied when determining whether a conflict exists or whether a waiver of any such conflict should be made. The Company's Stock Incentive Plan prohibits all loans to executive officers.
Prohibition on Hedging. Our insider trading policy prohibits our directors and executive officers from engaging in hedging or monetization transactions with respect to the Company's securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds.

Auditors; Audit Partner Rotation. As described on page 18, the Company is requesting that the shareholders ratify the selection of Ernst & Young LLP as the Company's principal independent accountants for 2014. The Audit Committee charter provides that the audit partners will be rotated as required by the Sarbanes-Oxley Act of 2002.
Stock Ownership Guidelines. In an effort to further align management's interests with those of the shareholders, the Compensation Committee recommended, and the Board of Directors adopted, stock ownership guidelines for the officers of the Company and its subsidiaries and the Company's Board of Directors during 2004. The Compensation Committee reviewed and revised the guidelines in 2008, with the primary change being to increase the stock ownership guidelines for several officers. These guidelines have been reviewed in each subsequent year including 2013. The terms of these guidelines are explained on page 36 in the Compensation Discussion and Analysis.
Director Qualifications and Nomination Process. It is expected that the Nominating and Corporate Governance Committee will consider nominees recommended by shareholders in accordance with our bylaws. Our bylaws provide that, if you intend to nominate director candidates for election at an Annual Meeting of Shareholders, you must deliver written notice to the Corporate Secretary no later than 90 days in advance of the meeting. The notice must set forth certain information concerning you and the nominee(s), including (i) each nominee's name and address, (ii) a representation that you are entitled to vote at such meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in your notice, (iii) a description of all arrangements or understandings between you and each nominee and any other person pursuant to which the nomination or nominations are to be made by you, (iv) such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominee(s) and (v) the consent of each nominee to serve as a director if so elected. The chairman of the Annual Meeting of Shareholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.
In considering individuals for nomination as directors, the Nominating and Corporate Governance Committee typically solicits recommendations from its current directors and is authorized to engage third party advisors, including search firms, to assist in the identification and evaluation of candidates. Ms. Talton, who was elected to the Board in July 2013, was identified as a potential candidate by a search firm that had been engaged to identify, evaluate and perform background searches of potential director candidates. Ms. Talton was identified as one of several candidates during this process. Following an evaluation of Ms. Talton's qualifications and interviews of Ms. Talton by Mr. Delaney and members of the Nominating and Corporate Governance committee of the Board, Ms. Talton was recommended by the Nominating and Corporate Governance committee for election to the Board in July 2013.
The Nominating and Corporate Governance Committee has not established specific minimum qualities for director nominees or set forth specific qualities or skills that the Nominating and Corporate Governance Committee believes are necessary for one or more directors to possess. Instead, in evaluating potential candidates and incumbent directors for reelection, the Nominating and Corporate Governance Committee considers numerous factors, including judgment, skill, independence, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate's experience with the experience of other Board members, experience as an officer or director of another publicly-held corporation, understanding of management trends in general or in industries relevant to the Company, expertise in financial accounting and corporate finance, ability to bring diversity to the group, community or civic service, appropriateness of having a member of management, in addition to the CEO, on the Board as part of the succession planning process, knowledge or expertise not currently on the Board, shareholder perception, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and, in the case of an incumbent director, the individual's level of performance as a director of the Company. No particular weight is given to one factor over another on a general basis, but rather the factors are weighted in relationship to the perceived needs of the Board at the time of selecting nominees. The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders on the same basis as they evaluate other candidates.
The Nominating and Corporate Governance Committee has no specific policy on diversity other than, as described above, that it is one factor the committee considers when evaluating potential board candidates and incumbent directors for reelection. For purposes of diversity considerations, the Nominating and Corporate Governance Committee includes differences of viewpoint, professional experience, education and other individual qualities as well as race and gender. The needs of the Board and the factors that the Nominating and Corporate Governance Committee considers in evaluating candidates are reassessed on an annual basis, when the committee's charter is reviewed.
The following is a discussion for each director of the specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee to recommend to the Board, and for the Board to conclude at its meeting in February 2014, that the individual should be serving as a director of the Company.

James H. Brandi. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Brandi should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance as a director. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Brandi's integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior experience as a Managing Director of BNP Paribas Securities Corp., UBS Securities, LLC and Dillon, Read & Co. Inc., his academic achievements at Harvard Business School and at Yale University, his prior experience as a director of a publicly-held utility business, his current experience as a director of publicly-held companies, his ability to interact well with other directors, his financial accounting and corporate finance acumen and his ability to bring additional views on numerous issues facing the utility and pipeline industries. Also, as a result of his business career and his service on the Board, the Board and the Nominating and Corporate Governance Committee believe that Mr. Brandi will continue to provide knowledgeable advice to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy.
Wayne H. Brunetti. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Brunetti should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance as a director. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Brunetti's integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior experience as chairman, president and chief executive officer of one of the larger utility holding company systems in the United States, his more than 30 years of experience in the utility industry, his prior experience as a director of another publicly-held company, his ability to interact well with other directors, his involvement in civic and community matters, his understanding of management trends generally and in the utility industry and his financial accounting and corporate finance acumen. Also, as a result of his extensive career in leadership positions in the utility industry and his service on the Board, the Board and the Nominating and Corporate Governance Committee believe that Mr. Brunetti will continue to provide knowledgeable advice to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy.
Luke R. Corbett. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Corbett should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance for many years as a director of the Company. Specifically, the Nominating and Corporate Governance Committee and the Board viewed favorably Mr. Corbett's integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior experience as chairman and chief executive officer of a large, multi-national, publicly-held energy company, his experience as a director of another publicly-held corporation, his ability to interact well with other directors, his active involvement for many years in civic and charitable matters affecting many of the communities served by the Company, his understanding of management trends generally and in industries relevant to the Company, his prior performance as chair of the Board's Compensation Committee, his current performance as Lead Director of the Board and his financial accounting and corporate finance acumen. Also, as a result of his business career and many years as a director of the Company, the Board and the Nominating and Corporate Governance Committee believe that Mr. Corbett will continue to provide knowledgeable advice to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy.
Peter B. Delaney. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Delaney should continue serving on the Board based, in large part, on his demonstrated business, management and leadership skills, on the Board's policy to have the CEO serve as a member of the Board and on his level of performance as Chairman, President and CEO. Specifically, the Nominating and Corporate Governance Committee and the Board viewed favorably Mr. Delaney's integrity, his intelligence, his level of performance since his employment by the Company in April 2002, his thorough knowledge of the Company's businesses, his prior experience in the energy and financial industries, his involvement with the Edison Electric Institute, his demonstrated understanding of management trends in general and in the Company's businesses, his expertise in financial accounting and corporate finance, his commitment to supporting the communities served by the Company and his active involvement in civic and charitable matters in many of the communities served by the Company.
John D. Groendyke. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Groendyke should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance as a director of the Company for many years. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Groendyke's integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his experience as chairman and chief executive officer of a large trucking business, which, like the utility industry, is subject to numerous regulations, his ability to interact well with other directors, his active support of numerous civic and charitable matters affecting many of the communities served by the Company, his understanding of environmental and wildlife issues, his understanding of management trends generally and his financial accounting and corporate finance acumen. Also, as a result of his business experience and many years as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Mr. Groendyke will continue to provide knowledgeable advice to the Company's other directors and to senior management on numerous issued facing the Company and on the development and execution of the Company's strategy.
Kirk Humphreys. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Humphreys should continue serving as a director of the Company based, in large part, on his business and leadership skills and his level of performance as a director of the Company. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Humphreys' integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior service as Mayor of Oklahoma City for six years, his continued active involvement in civic and charitable matters, his knowledge of business and economic issues facing Oklahoma, his ability to interact well with other directors, his understanding of management trends generally and his financial accounting and corporate finance acumen. Also, as a result of his business career and his prior service as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Mr. Humphreys will continue to provide knowledgeable advice to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy.
Robert Kelley. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Kelley should continue serving as a director of the Company based, in large part, on his demonstrated business and leadership skills and his level of performance for many years as a director of the Company, and as Chair of the Audit Committee. Specifically, that Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Kelley's integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his prior experience as chairman, president and chief executive officer of a large, multi-national, publicly-held energy company, his current and prior experience as a director of other publicly-held companies along with having served as the chair of the audit committee of other publicly-held companies, his ability to interact well with other directors, his involvement in civic and charitable matters, his understanding of management trends generally and in industries relevant to the Company, his current performance as Chair of the Audit Committee, his qualification as a "financial expert" and his understanding of corporate finance matters. Also, as a result of his business career and many years as a director of the Company, the Board and the Nominating and Corporate Governance Committee believe that Mr. Kelley will continue to provide knowledgeable advice, particularly on financial and accounting matters, to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy.
Robert O. Lorenz. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Mr. Lorenz should continue serving as a director of the Company based, in large part, on his business and leadership skills and his level of performance as a director of the Company for many years. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Mr. Lorenz's integrity, his intelligence, his qualifying as an independent director under the NYSE listing standards, his current and prior experience as a director of other publicly-held companies, including his service as a chair of an audit committee and as a lead director, his ability to interact well with other directors, his involvement in civic and charitable matters, his understanding of management trends generally and in industries relevant to the Company, his current performance as Chair of the Board's Nominating and Corporate Governance Committee, his qualification as a "financial expert" and his corporate finance acumen. Also, as a result of his business career and many years as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Mr. Lorenz will continue to provide knowledgeable advice, particularly on financial and accounting matters, to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy.
Judy R. McReynolds. The Nominating and Corporate Governance Committee recommended, and the Board concluded, that Ms. McReynolds should continue serving as a director of the Company based, in large part, on her demonstrated business skills and her level of performance as a director of the Company. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Ms. McReynold's integrity, her intelligence, her qualifying as an independent director under the NYSE listing standards, her current and prior experience as president, chief executive officer and director of Arkansas Best Corporation, a publicly-held transportation and logistics company, her ability to interact well with other directors, her involvement in civic and charitable matters, her understanding of management trends generally and in industries relevant to the Company and her financial accounting and corporate finance acumen. Also, as a result of her business career and her prior service as a director of the Company, the Board and Nominating and Corporate Governance Committee believe that Ms. McReynolds will continue to provide knowledgeable advice, particularly to the Company's other directors and to senior management on numerous issues facing the Company and on the development and execution of the Company's strategy.
Sheila G. Talton. Ms. Talton was elected as a director by the Board at its meeting on July 17, 2013. This action was preceded by a review by the Nominating and Corporate Governance Committee of her qualifications and interviews of Ms. Talton by the Committee and other members of the Board. The Nominating and Corporate Governance Committee and the Board concluded that Ms. Talton should serve as a director of the Company based, in large part, on her demonstrated business skills. Specifically, the Board and the Nominating and Corporate Governance Committee viewed favorably Ms. Talton’s integrity, her intelligence, her qualifying as an independent director under the NYSE listing standards, her current and prior experience as a director of publicly-held companies, her experience in information technology and her involvement in civic and charitable matters. Also, the Board and Nominating and Corporate Governance Committee believe that Ms. Talton’s expertise in the information technology area will bring an important perspective in light of our smart grid implementation and other efforts to leverage technology to improve the utility customer experience and drive operational efficiency.
For additional information concerning the directors, please see "Proposal No. 1 – Election of Directors" below.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

General. Each member of our Board of Directors was also a director of OG&E during 2013 although Ms. Talton joined the Board of Directors of the Company and the Board of Directors of OG&E in July 2013. The Board of Directors of the Company and OG&E met on ten occasions during 2013. Each director attended at least 86 percent of the total number of meetings of the Boards of Directors and the committees of the Boards on which he or she served during 2013.

Committees. The standing committees of the Company's Board of Directors include a Compensation Committee, an Audit Committee, a Nominating and Corporate Governance Committee and an Executive Committee.
The members of these committees, the general functions of the committees and number of committee meetings in 2013, are set forth below.

Name of Committee and Members	General Functions of the Committee	Number of Meetings in 2013
Compensation Committee:	Oversees	6
James H. Brandi	• compensation of directors and principal officers
Wayne H. Brunetti	• executive compensation
Luke R. Corbett	• benefit programs
John D. Groendyke
Kirk Humphreys
Judy R. McReynolds
Leroy C. Richie*
Sheila G. Talton**

Audit Committee:	Oversees financial reporting process	5
Wayne H. Brunetti	• evaluate performance of independent auditors
Kirk Humphreys	• select independent auditors
Robert Kelley* Robert O. Lorenz	• discuss with internal and independent auditors scope and plans for audits, adequacy and effectiveness of internal controls for financial reporting purposes, and results of their examination
• review interim financial statements and annual financial statements to be included in Form 10-K and Form 10-Q
• oversees risk assessment and risk policies

Nominating and Corporate Governance Committee:	Reviews and recommends	5
James H. Brandi	• nominees for election as directors
John D. Groendyke	• membership of director committees
Robert O. Lorenz*	• succession plans
Judy R. McReynolds	• various corporate governance issues
Leroy C. Richie	Reviews environmental initiatives and compliance strategies
Sheila G. Talton**

Executive Committee:	Performs duties of the Board during intervals between Board meetings	0
Luke R. Corbett***
Robert Kelley
Robert O. Lorenz
Leroy C. Richie

* Chairperson
** Ms. Talton has been a member of the Compensation Committee and the Nominating and Corporate Governance Committee since September 25, 2013.
*** Lead Director

Director Compensation. Compensation of non-officer directors of the Company in 2013 included an annual retainer fee of $128,600, of which $45,600 was payable in cash in monthly installments and $83,000 was deposited in the director's account under the Company's Deferred Compensation Plan in December 2013 and converted to 2,441.894 common stock units based on the closing price of the Company's Common Stock on December 5, 2013. All non-officer directors received $2,000 for each Board meeting and $2,000 for each committee meeting attended. The lead director received an additional $17,500 cash retainer in 2013. The chairman of the Audit Committee received an additional $12,500 cash retainer in 2013. The chairmen of the Compensation and Nominating and Corporate Governance Committees received an additional $7,500 annual cash retainer in 2013. Each chairman of a board committee also received a meeting fee of $2,000 for each meeting (either in person or by phone) with management to address committee matters. Each member of the Audit Committee also received an additional annual retainer of $5,000. These amounts represent the total fees paid to directors in their capacities as directors of the Company and OG&E in 2013.

Under the Company's Deferred Compensation Plan, non-officer directors may defer payment of all or part of their attendance fees and the cash portion of their annual retainer fee, which deferred amounts are credited to their account as of the first day of the month in which the deferred amounts otherwise would have been paid. Amounts credited to the accounts are assumed to be invested in one or more of the investment options permitted under the Company's Deferred Compensation Plan. In 2013, those investment options included a Company Common Stock fund, whose value was determined based on the stock price of the Company's Common Stock. When an individual ceases to be a director of the Company, all amounts credited under the Company's Deferred Compensation Plan are paid in cash in a lump sum or installments. As described under "Executive Officers' Compensation 2013 Nonqualified Deferred Compensation Table," in certain circumstances, participants may also be entitled to in-service withdrawals from the Company's Deferred Compensation Plan.

In December 2013, the Compensation Committee met to consider director compensation. At that meeting, the Compensation Committee increased the additional annual retainer for the chairmen of the Compensation and Nominating and Corporate Governance Committees for 2014 to $10,000 from $7,500, increased the additional annual retainer for the chairman of the Audit Committee for 2014 to $15,000 from $12,500 and increased the additional annual retainer for the lead director for 2014 to $20,000 from $17,500.

Director Compensation for 2013
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James H. Brandi	$89,600	$83,000	—	—	—	—	$172,600
Wayne H. Brunetti	$88,600	$83,000	—	—	—	—	$171,600
Luke R. Corbett	$99,100	$83,000	—	—	—	—	$182,100
John D. Groendyke	$85,600	$83,000	—	—	—	—	$168,600
Kirk Humphreys	$94,600	$83,000	—	—	—	—	$177,600
Robert Kelley	$103,100	$83,000	—	—	—	—	$186,100
Robert O. Lorenz	$106,100	$83,000	—	—	—	—	$189,100
Judy R. McReynolds	$89,600	$83,000	—	—	—	—	$172,600
Leroy C. Richie	$97,100	$83,000	—	—	—	—	$180,100
Sheila G. Talton (2)	$23,200	$27,390	—	—	—	—	$50,590
(1) Amounts in this column represent the dollar value of the annual retainer that was deposited in the director's account under the Company's Deferred Compensation Plan in December 2013. At December 31, 2013, the number of common stock units in the Company Common Stock Fund for each of the directors was as follows: Mr. Brandi, 11,717 common stock units; Mr. Brunetti, 21,405 common stock units; Mr. Corbett, 83,777 common stock units; Mr. Groendyke, 62,561 common stock units; Mr. Humphreys, 44,486 common stock units; Mr. Kelley, 131,403 common stock units; Mr. Lorenz, 72,355 common stock units; Ms. McReynolds, 6,656 common stock units; Mr. Richie, 25,292 common stock units; and Ms. Talton, 806 common stock units.
(2) Ms. Talton joined the Board of Directors in July 2013, and therefore, received a pro rata amount of the annual retainer.

PROPOSAL NO. 1 -
ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 11 members. The term of each director will expire at this year's Annual Meeting of Shareholders and Mr. Leroy C. Richie will retire from the Board effective at the Annual Meeting. The following persons are the nominees of the Board to be elected for a one-year term at the Annual Meeting of Shareholders to be held on May 15, 2014: Mr. James H. Brandi, Mr. Wayne H. Brunetti, Mr. Luke R. Corbett, Mr. Peter B. Delaney, Mr. John D. Groendyke, Mr. Kirk Humphreys, Mr. Robert Kelley, Mr. Robert O. Lorenz, Ms. Judy R. McReynolds and Ms. Sheila G. Talton. The term of each nominee will continue until their successors are elected and qualified. Each of these nominees is currently a director of the Company and OG&E.

Proxies solicited by the Board of Directors will be voted "FOR" the election of the 10 nominees as director, unless a different vote is specified. The Board of Directors does not know of any nominee who will be unable to serve, but if any of them should be unable to serve, the proxy holder may vote for a substitute nominee. All nominees own less than 0.3 percent of any class of voting securities of the Company.
The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy and entitled to vote at the Annual Meeting of Shareholders will be required for the election of the 10 nominees as director. Broker non-votes will be treated as shares not entitled to be voted.

As discussed above, Mr. Leroy C. Richie will retire from the Board effective at the Annual Meeting. Mr. Richie has served as a director of OGE Energy and OG&E since 2007. The Board of Directors expresses its sincere appreciation and thanks to Mr. Richie for his contributions and dedicated service.

The following contains certain information concerning the nominees for director.

JAMES H. BRANDI, 65, is a former Managing Director of BNP Paribas Securities Corp., an investment banking firm, where he served from 2010 until his retirement in late 2011. From 2005 to 2010, Mr. Brandi was a partner of Hill Street Capital, LLC, a financial advisory and private investment firm that was acquired by BNP in 2010. From 2001 to 2005, Mr. Brandi was a Managing Director at UBS Securities, LLC, where he was the Deputy Global Head of the Energy and Power Group. Prior to 2000, Mr. Brandi was a Managing Director at Dillon, Read & Co. Inc. and later its successor firm, UBS Warburg, concentrating on transactions in the energy and consumer goods areas. Mr. Brandi currently serves as a director of Approach Resources Inc. and as a director and chairman of Carbon Natural Gas Company. Mr. Brandi is a trustee of The Kenyon Review and a former trustee of Kenyon College. Mr. Brandi served as a director of Energy East Corporation from 2006 to 2008. Mr. Brandi has been a director of the Company and of OG&E since February 2010, and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

WAYNE H. BRUNETTI, 71, is a retired Chairman of the Board and Chief Executive Officer of Xcel Energy Inc., which provides electricity and natural gas services in eight Western and Midwestern states. Mr. Brunetti served as Xcel Energy's chairman and chief executive officer from 2001 to 2005. Mr. Brunetti also served as chairman, president and chief executive officer of Xcel Energy's various predecessor companies, including New Century Energies, Public Service Company of Colorado and Southwestern Public Service Company. Mr. Brunetti began his career at Florida Power & Light in 1964. Mr. Brunetti also served on the Board of Synenco Energy, a Canadian oil sands company, from June 2006 to August 2008. Mr. Brunetti has been a director of the Company and of OG&E since August 2008, and is a member of the Audit Committee and the Compensation Committee of the Board.

LUKE R. CORBETT, 67, is the former Chairman and Chief Executive Officer of Kerr-McGee Corporation, which engaged in oil and gas exploration and production and chemical operations. He had been employed by Kerr-McGee Corporation for more than 17 years prior to his retirement from Kerr-McGee Corporation on September 1, 2006, having served as Chairman and Chief Executive Officer since 1997; President and Chief Operating Officer from 1995 to 1997; and Group Vice President from 1992 to 1995. Mr. Corbett served as a member of the Board of Directors of Anadarko Petroleum Corporation from 2006 to 2014. Mr. Corbett served as a director of Noble Corporation from 2001 to 2009. Mr. Corbett has been a director of the Company and OG&E since December 1996. He serves as Lead Director of the Board and is a member of the Compensation Committee and the Executive Committee of the Board.

PETER B. DELANEY, 60, is Chairman, President and Chief Executive Officer of the Company and OG&E. From January 2011 to December 2011, Mr. Delaney was Chairman and Chief Executive Officer of the Company and OG&E. From September 2007 until December 2010, Mr. Delaney was Chairman, President and Chief Executive Officer of the Company and OG&E. From January 2007 until September 2007, Mr. Delaney was President and Chief Operating Officer of the Company and OG&E. From 2004 to January 2007 he was Executive Vice President and Chief Operating Officer of the Company and OG&E. From 2002 to 2004, Mr. Delaney was Executive Vice President, Finance and Strategic Planning for the Company and has served since 2002 as the Chief Executive Officer of the Company's Enogex LLC subsidiary. Mr. Delaney is a member of the Board of Directors of the Federal Reserve Bank of Kansas City. Mr. Delaney has been a director of the Company and OG&E since January 2007.

JOHN D. GROENDYKE, 69, is Chairman of the Board and Chief Executive Officer of Groendyke Transport, Inc., a bulk truck transportation company in Enid, Oklahoma. Mr. Groendyke has worked at Groendyke Transport, Inc. since 1965. Mr. Groendyke has been a member of the Oklahoma Wildlife Conservation Commission since 1976. Mr. Groendyke has been a director of the Company and of OG&E since January 2003, and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

KIRK HUMPHREYS, 63, is the Chairman of The Humphreys Company, LLC, a real estate development company, and Board Chairman of Carlton Landing, LLC, a real estate investment company. He has been active in the development and acquisition of commercial real estate in Oklahoma and surrounding states since 1975. Mr. Humphreys was elected Mayor of Oklahoma City in 1998 and re-elected in 2002. Mr. Humphreys is a member of the University of Oklahoma Board of Regents and is a trustee of the Urban Land Institute. He also serves on the boards of the Oklahoma City Airport Trust, the Oklahoma Industries Authority and the Oklahoma State Fair. Mr. Humphreys has been a director of the Company and of OG&E since November 2007, and is a member of the Audit Committee and the Compensation Committee of the Board.

ROBERT KELLEY, 68, is President of Kellco Investments Inc., a private investment company. Prior to May 1, 2001, he served as Chairman of the Board of Noble Affiliates, Inc., an independent energy company with exploration and production operations in the United States and international operations in China, Ecuador, Equatorial Guinea and the U.K. sector of the North Sea. Prior to October 2, 2000 he also served as President and Chief Executive Officer of Noble Affiliates, Inc. and of its three subsidiaries: Samedan Oil Corporation, Noble Gas Marketing, Inc. and Noble Trading, Inc. Mr. Kelley also serves as a member of the Board of Directors and audit committee of Cabot Oil and Gas Corporation. Mr. Kelley also served as a director of Smith International, Inc. from 2005 until 2010. Mr. Kelley is a certified public accountant and his prior experiences include working for a public accounting firm and teaching accounting at two universities. Mr. Kelley has been a director of the Company and OG&E since December 1996, and is chairman of the Audit Committee and a member of the Executive Committee of the Board.

ROBERT O. LORENZ, 67, is a retired partner of the Arthur Andersen accounting firm. Mr. Lorenz joined Arthur Andersen in 1969, became a partner in 1982, was named managing partner of the Oklahoma City office in 1994 and was named managing partner of the Oklahoma practice in 2000, the position he held until November 2002, when he retired. Mr. Lorenz serves on the Board of Directors, audit committee and as lead independent director of Panhandle Oil and Gas, Inc. Mr. Lorenz also is a member of the Advisory Board of the United Way of Central Oklahoma. Mr. Lorenz served on the Board of Directors of Kerr-McGee Corporation until September 1, 2006 when Kerr-McGee was acquired by Anadarko Petroleum Corporation. Mr. Lorenz also served on the Board of Infinity Energy Resources, Inc. from 2004 until March 2009. Mr. Lorenz has been a director of the Company and OG&E since July 2005, and is chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee and of the Executive Committee of the Board.

JUDY R. MCREYNOLDS, 51, is President and Chief Executive Officer of Arkansas Best Corporation, headquartered in Fort Smith, Ark., a transportation services and logistics solutions provider that provides a variety of services including domestic and global transportation and freight services. Ms. McReynolds has been a member of Arkansas Best Corporation's board of directors since she was named President and Chief Executive Officer on January 1, 2010. Ms. McReynolds previously served as senior vice president, chief financial officer and treasurer from 2006 through 2009, and was vice president and controller from 2000 to early 2006. Ms. McReynolds serves on the boards of First Bank Corp., First National Bank, the Westark Area Council of the Boy Scouts of America, the Sparks Health System Board of Trustees, the University of Arkansas Fort Smith Foundation Board, the Dean's Executive Advisory Board of the Sam M. Walton College of Business at the University of Arkansas, the American Trucking Associations Executive Committee and Board and the American Transportation Research Institute Board. Ms. McReynolds has been a director of the Company and of OG&E since July 2011, and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

SHEILA G. TALTON, 61, currently serves as president and CEO of Gray Matter Analytics, a consultancy offering data analytics and predictive modeling services and solutions to organizations in the financial services and health care industries. Prior to founding Gray Matter, she served in a variety of leadership positions with global technology leaders Cisco Systems Inc. and Electronic Data Systems as well as other leading technology firms. Ms. Talton, a graduate of Northern Illinois University, also serves on the boards of Wintrust Financial Corporation (NASDAQ; WIFC) and ACCO Brands (NYSE: ACCO). She has been a Congressional appointee on the U.S. White House Women's Business Council. She also has been recognized as one of the 'Top 10 Women in Technology' by Enterprising Women and as 'Entrepreneur of the Year' by the National Federation of Black Women Business Owners. She serves on the boards of several nonprofit organizations including Chicago's Northwestern Hospital Foundation, the Chicago Shakespeare Theater and the Chicago Urban League. Ms. Talton has been a director of the Company and of OG&E since September 2013, and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy and entitled to vote at the Annual Meeting of Shareholders will be required for the election of the 10 nominees as director. Broker non-votes will be treated as shares not entitled to be voted.

The Board of Directors recommends a vote "FOR" the election of the 10 nominees as director. Proxies solicited by the Board of Directors will be voted "FOR" the election of the 10 nominees as director, unless a different vote is specified.

PROPOSAL NO. 2 -
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S PRINCIPAL INDEPENDENT ACCOUNTANTS FOR 2014
The Audit Committee has selected Ernst & Young LLP as principal independent accountants to audit the accounts of the Company for the fiscal year ending December 31, 2014. Ernst & Young LLP was originally selected by the Board, upon the recommendation of the Audit Committee, as principal independent accountants for the Company effective May 16, 2002.
While the Audit Committee is responsible for the appointment, retention, termination and oversight of the Company's principal independent accountants, the Audit Committee and the Board are requesting, as a matter of policy, that shareholders ratify the appointment of Ernst & Young LLP as the Company's principal independent accountants. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify appointment, the Audit Committee may investigate the reasons for the shareholders' rejection and may consider whether to retain Ernst & Young LLP or to appoint another principal independent accountants. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different principal independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Representatives of Ernst & Young LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from the shareholders at the Annual Meeting of Shareholders.
The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy and entitled to vote at the Annual Meeting of Shareholders will be required for the ratification of the appointment of Ernst & Young LLP as the Company's principal independent accountants for 2014. Abstentions from voting in this matter are treated as votes against.
The Board of Directors recommends a vote "FOR" the ratification of the appointment of the Company's principal independent accountants. Proxies solicited by the Board of Directors will be voted "FOR" the ratification of the appointment of the Company's principal independent accountants, unless a different vote is specified.

PROPOSAL NO. 3 -
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14a of the Securities Exchange Act of 1934, the Company is providing shareholders with an advisory (non-binding) vote on compensation programs, that is sometimes referred to as "say on pay", for our CEO and the other four officers named in the Summary Compensation Table on page 38 (who we refer to as "Named Executive Officers"). Accordingly, you may vote on the following resolution at the 2014 Annual Meeting of Shareholders:

"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED."

This vote is non-binding. The Board and the Compensation Committee, which is comprised of independent directors, intends to consider the outcome of the vote when making future executive compensation decisions and, in particular, to consider any significant negative voting results to the extent they can determine the cause or causes for such votes. The Board has determined that, until the next vote on the frequency of shareholder votes on executive compensation, OGE Energy will hold future advisory votes on executive compensation every year.

As discussed in the Compensation Discussion and Analysis, our executive compensation program is premised on providing competitive and responsible levels of compensation that are substantially performance-based so as to align the interests of our executive officers with those of our shareholders. Payouts of annual and long-term incentive awards require the achievement of specific goals established by the Compensation Committee that are designed to benefit our shareholders and the Company, both in the long and short term. Specifically, awards under the Annual Incentive Plan provide officers an opportunity to earn an annual cash bonus, with the amount of the bonus being dependent on the level of achievement of specified Company performance-based goals established for the year. These Company performance goals typically are tied to earnings per share ("EPS") and measures of operating performance. Awards under the Stock Incentive Plan generally are equity-based, with the amount ultimately paid to an officer being dependent on the level of achievement, usually over a three-year period, of specific Company performance goals that typically are tied directly to total shareholder return compared to a broad utility peer group and to growth in EPS. By having a significant portion of our executives' compensation dependent on the level of achievement of various performance goals, our executive compensation program is designed to reward executives with a highly-competitive level of compensation during years of excellent Company performance and, conversely, in years of below average performance, for their compensation to be below competitive levels. This is illustrated by the high level of payouts to our Named Executive Officers of the 2011 awards under the Stock Incentive Plan for the three-year performance period ending December 31, 2013. The high level of payout was attributable, in our judgment, to excellent performance as the Company's total shareowner return was at the 74th percentile (the top twenty-six percent) of the 61 utility holding companies and gas and electric utilities in the Standard & Poor's 1500 Utilities Sector Index for the three-year period ending December 31, 2013, and the Company's growing earnings over the same period from $1.49 per share (as adjusted for the 2013 stock split) to $1.94 per share.

We believe the program strikes the appropriate balance between utilizing responsible pay practices and effectively incentivizing our executives to create value for our shareholders. This balance is evidenced by the following:

•	Our executive compensation was approved by more than 90 percent of our shareholders who voted at last year's Annual Meeting of Shareholders.

•
We set the 2013 total direct compensation (i.e., the salary plus the target awards under the Annual Incentive Plan and under the Stock Incentive Plan) of each of our Named Executive Officers either below or within two percent of the median amount, as reported by the Compensation Committee's executive compensation consultant, for an executive with similar duties in the applicable compensation peer group used by the Compensation Committee (which peer groups are listed on page 28 and 29).

•
We provide a significant part of executive compensation in performance-based incentives. For 2013, the target awards under the Annual Incentive Plan and under the Stock Incentive Plan represented from approximately 64 percent to 78 percent of a Named Executive Officer's targeted total direct compensation, with the officer having the ability to earn from 0 percent to 150 percent of the award under the Annual Incentive Plan and from 0 percent to 200 percent of the award under the Stock Incentive Plan, based entirely on the level of achievement of the applicable performance goals set by the Compensation Committee.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure for more information about the Company's executive compensation program.

The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy and entitled to vote at the Annual Meeting of Shareholders will be required for the approval, on an advisory basis, of the Named Executive Officer compensation. Abstentions from voting in this matter are treated as votes against. Broker non-votes will be treated as shares not entitled to be voted.

The Board of Directors recommends a vote "FOR" the approval of the Named Executive Officer compensation as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure. Proxies solicited by the Board of Directors will be voted "FOR" the approval of the Named Executive Officer compensation, unless a different vote is specified.

PROPOSAL NO. 4 -
INDEPENDENT BOARD CHAIRMAN

John Chevedden, 2215 Nelson Avenue, No 205, Redondo Beach, CA 90278, beneficial owner of no fewer than 100 shares of OGE Energy Corp. since September 1, 2012, has given notice that he intends to present a proposal for action at the Annual Meeting.

In accordance with the Federal proxy regulations, the following is the complete text of the proposal exactly as submitted. The shareholder proposal includes some assertions the Company believes are incorrect. The Company has not addressed all of these inaccuracies. The Company accepts no responsibility for the proposal.

RESOLVED: Shareholders request that our Board of Directors adopt a policy, and amend other governing documents as necessary to reflect this policy, to require the Chair of our Board of Directors to be an independent member of our Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

When our CEO is also our board chairman, this arrangement can hinder our board's ability to monitor CEO performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

This topic is more important for OGE Energy than for many other companies because our Lead Director, Luke Corbett, was our highest tenured director (17-years) which detracts from his independence. There are few major companies that have a Lead Director with more than 17- years tenure.

This topic is more important for OGE Energy because OGE is incorporated in Oklahoma, which favors management rights and provides shareholders with a poor level of control. Additionally, Oklahoma law contains multiple provisions which protect management from hostile takeovers, further diminishing shareholder interests. Shareholders wishing to secure a large stake in OGE are also limited by Oklahoma's Control Share Acquisition Provision. Once a shareholder reaches a certain ownership threshold, all further shares acquired are denied voting rights. Our management blatantly failed to get enough votes for its own 2013 proposal for a simple majority vote standard although this topic received 96% shareholder support.

This proposal should also be more favorably evaluated due to our Company's clearly improvable environmental, social and corporate governance performance as reported in 2013:

In regard to executive pay GMI Ratings, an independent investment research firm, said there was $11 million for Peter Delaney. Unvested equity pay would not lapse upon CEO termination. GMI also said not one independent director had expertise in risk management and our board did not have formal responsibility for strategic oversight of our company's environmental practices.

OGE Energy was flagged for its limited efforts in the identification and use of alternative energy sources to control future costs. OGE had been flagged for its failure to establish specific environmental impact reduction targets, a critical practice for any company operating in a high environmental impact industry that is committed to its own long-term sustainability. OGE's environmental impact disclosure practices were also significantly worse than its sector peers.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Independent Board Chairman - Proposal 4

BOARD OF DIRECTORS' RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 4 FOR THE FOLLOWING REASONS:

The Board leadership structure already provides the independent leadership and oversight of management sought by the proponent.

The fundamental objective of the shareholder proposal is to require that an independent director lead the Board and oversee the CEO and other management. All but one of the current Board members are independent according to NYSE standards, including the Board’s lead director. Further information about the lead director position and the Board’s additional mechanisms providing for independent oversight is outlined below.

We have a strong lead director role. Our Guidelines provide for a strong independent lead director role. The independent directors annually elect an independent director to serve as lead director. Luke R. Corbett has served as our lead director since 2004. We modified our Guidelines recently to reflect what we do and what we expect our lead director to do. The responsibilities of our lead director include:

•
Providing leadership to the Board of Directors if circumstances arise in which the role of the Chairman of the Board may be, or may be perceived by the lead director or independent board members to be, in conflict;

•	Presiding at all meetings of the Board at which the Chairman of the Board is not available;

•	Presiding over executive sessions of the independent directors and communicating the messages and directives approved by such directors at each such meeting to the Chairman of the Board and CEO;

•	Acting as the principal liaison between the independent directors and the Chairman of the Board and CEO;

•	Approving information sent to the Board;

•	Approving agendas and schedules for Board meetings to assure that there is sufficient time for discussion of all agenda items;

•	Having authority to call a special meeting of the Board or the independent directors at any time, at any place, and for any purpose;

•	Being available for consultation and direct communication with our major shareholders, if requested; and

•	Performing such other duties as may be assigned from time-to-time by the independent directors.

We have corporate governance practices in place to provide effective oversight. Our existing corporate governance practices provide for strong independent leadership on the Board, with effective oversight of management. The Board currently has 11 directors, 10 of whom are independent under NYSE rules. Other than Mr. Delaney, none of our directors is a current or former employee of the Company or any of its subsidiaries. All of the standing committees of the Board - the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee - are comprised entirely of independent directors who meet regularly. In addition, the Board meets regularly in executive session without the CEO present. In 2013, the Board held seven executive sessions of the independent directors. Our independent directors sitting on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also regularly meet in executive session. Our Chairman and CEO’s performance is evaluated annually by the Compensation Committee, which, as previously stated, is composed entirely of independent directors. These existing corporate governance practices ensure that the Board maintains strong independent leadership to oversee management and best serve our shareholders. Given the role of our lead director, the Board believes that adopting a policy that the Chairman of the Board must be an independent director is not necessary for effective independent Board leadership. A more flexible policy better serves the interests of the Company and its shareholders.

The Company financial performance has been strong with the current combined role of the chairman and CEO.

While having a combined role of chairman and CEO, the Company has had strong financial performance as discussed on pages 26 to 27 and elsewhere in this proxy statement, achieving average earnings per share growth of approximately 10 percent over the past three years, and delivering a cumulative total return to shareholders that exceeded our peer group of the S&P 1500 Utilities Sector Index and the S&P 500 Index for the five-year period ending December 2013.

The Board believes it is in the Company’s best interests to have flexibility in determining whether to separate or combine the roles of Chairman and CEO.

The Board has adopted a flexible policy as to the combination or separation of the offices of Chairman of the Board and CEO. The Board evaluates its decision, from time to time, based on its judgment of relevant factors, including business needs and shareholder interests. However, the Board believes that it is best for the Company and its shareholders that the Board have the flexibility to determine the best leadership structure for the Company based on the circumstances, rather than adopt a rigid standard requiring an independent chairman in all cases. In addition, when the office of the Chairman is held by a non-independent person, the Company’s Guidelines require the independent members of the Board to appoint a lead director from among the independent directors. An inflexible policy could deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chairman or to recruit the best individual to serve as CEO. The Company may benefit from the clarity and accountability provided by having one person serve as Chairman and CEO. We have reviewed current practices in our industry and trends in this area. We have not found persuasive evidence that separating the positions results in better Company performance or Board effectiveness.

The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy and entitled to vote at the Annual Meeting of Shareholders will be required for the approval of this shareholder proposal. Abstentions from voting in this matter are treated as votes against. Broker non-votes will be treated as shares not entitled to be voted.

The Board of Directors recommends a vote "AGAINST" Proposal No.  4.  Proxies solicited by the Board of Directors will be voted "AGAINST" Proposal No.  4, unless a different vote is specified.

REPORT OF AUDIT COMMITTEE
The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.
The Audit Committee has four members, none of whom has any relationship to the Company that interferes with the exercise of his independence from management and the Company, and each of whom qualifies as independent under the standards used by the NYSE, where the Company's shares are listed. The Audit Committee operates under a written charter that has been approved by the Board of Directors. The Audit Committee annually reviews and reassesses the adequacy of its charter. Among other things, the charter specifies the policies for selecting the auditors (including rotation for the audit partner) and the scope of the Audit Committee's responsibilities and how it carries out those responsibilities, including structure, processes and membership requirements.
In fulfilling its oversight responsibilities regarding the 2013 financial statements, the Audit Committee reviewed with Company management the audited financial statements contained in our Annual Report to Shareholders. The Audit Committee's review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee also reviewed with the Company's principal independent accountants the Company's 2013 financial statements and management's assessment of the Company's internal control over financial reporting. The Company's principal independent accountants are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States and on the Company's internal control over financial reporting. Our review with the principal independent accountants included a discussion of the principal independent accountants' judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee discussed with the principal independent accountants the principal independent accountants' independence from management and the Company, including the matters in the written disclosures received by the Audit Committee pursuant to Rule 3526 of the Public Company Accounting Oversight Board.
The Audit Committee also discussed with the Company's internal auditors and principal independent accountants the overall scope and plans for their respective audits for 2014. The Audit Committee meets with the internal auditors and principal independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held five meetings during 2013.
Fees for Principal Independent Accountants

Year ended December 31	2013	2012
Integrated audit of OGE Energy and its subsidiaries financial statements and internal control over financial reporting	$1,063,300	$1,610,000
Services in support of debt and stock offerings	65,000	7,500
Other (A)	431,750	447,100
Total audit fees (B)	1,560,050	2,064,600
Employee benefit plan audits	124,000	120,000
Other (C)	142,224	130,665
Total audit-related fees	266,224	250,665
Assistance with examinations and other return issues	351,670	175,215
Review of Federal and state tax returns	30,000	27,500
Total tax preparation and compliance fees	381,670	202,715
Total tax fees	381,670	202,715
Total fees	$2,207,944	$2,517,980

(A)
Includes reviews of the financial statements included in OGE Energy's and OG&E's Quarterly Reports on Form 10-Q, audits of OGE Energy's subsidiaries, preparation for Audit Committee meetings and fees for consulting with OGE Energy's and OG&E's executives regarding accounting issues.

(B)
The aggregate audit fees include fees billed for the audit of OGE Energy's and OG&E's annual financial statements and for the reviews of the financial statements included in OGE Energy's and OG&E's Quarterly Reports on Form 10-Q.

(C)	For 2013, this amount includes estimated billings for the completion of the 2013 audit, which services were rendered after year-end. Includes the U.S. Department of Energy Smart Grid grant audits.

There were no other fees billed by the principal independent accountants to OGE Energy in 2013 and 2012 for other services.

The Audit Committee has considered whether the provision of non-audit services by the Company's principal independent accountants is compatible with maintaining auditor independence.
In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC. The Audit Committee selected Ernst & Young LLP as the Company's principal independent accountants for 2014.

Audit Committee Pre-Approval Procedures

Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services.  OGE Energy's Audit Committee follows procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services are pre-approved by category of service.  The fees are budgeted, and actual fees versus the budget are monitored throughout the year.  During the year, circumstances may arise when it may become necessary to engage the principal independent accountants for additional services not contemplated in the original pre-approval.  In those instances, OGE Energy will obtain the specific pre-approval of the Audit Committee before engaging the principal independent accountants.  The procedures require the Audit Committee to be informed of each service, and the procedures do not include any delegation of the Audit Committee's responsibilities to management.  The Audit Committee may delegate pre-approval authority to one or more of its members.  The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

For 2013, 100 percent of the audit fees, audit-related fees and tax fees were pre-approved by the Audit Committee or the Chairman of the Audit Committee pursuant to delegated authority.

Audit Committee
Robert Kelley, Chairman
Wayne H. Brunetti, Member
Kirk Humphreys, Member
Robert O. Lorenz, Member

EXECUTIVE OFFICERS' COMPENSATION

The following discussion and analysis is intended to present the material principles underlying our executive compensation policies and decisions and the key factors relevant to an analysis of those policies and decisions.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary. The five Named Executive Officers in the Summary Compensation Table on page 38 are as follows:

Peter B. Delaney, Chairman of the Board, President and Chief Executive Officer of the Company; Chairman of the Board and Chief Executive Officer of OG&E
Sean Trauschke, Chief Financial Officer of the Company; President and Chief Financial Officer of OG&E
Jean C. Leger, Jr., Vice President, Utility Operations of OG&E
E. Keith Mitchell, President and Chief Operating Officer, Enogex Holdings LLC; Chief Operating Officer, Enable GP LLC; President, Enable Oklahoma Transmission, LLC (formerly known as Enogex LLC)
Stephen E. Merrill, Executive Vice President of Finance and Chief Administrative Officer of Enable GP LLC; Chief Operating Officer, Enable Oklahoma Transmission, LLC (formerly known as Enogex LLC)

Three key components of compensation for our executive officers are salary, annual incentive awards under our Annual Incentive Plan and long-term awards under our Stock Incentive Plan. Consistent with the Company's compensation principles of providing competitive and, at the same time, reasonable levels of compensation, the sum of the 2013 salary, target award under our Annual Incentive Plan and target long-term award under our Stock Incentive Plan for each Named Executive Officer was set by the Compensation Committee in February 2013 either below or within two percent of the median amount as reported by the Compensation Committee's executive compensation consultant for an executive with similar duties in the Company Peer Group (as defined below) or, in the case of Mr. Mitchell and Mr. Merrill, for an executive with similar duties in the Enogex Peer Group (as defined below). As indicated above, at last year's Annual Meeting of Shareholders, the compensation of our Named Executive Officers was approved by more than 90 percent of our shareholders who voted. Although the results of this vote occurred after the Compensation Committee took action to set 2013 compensation as discussed below, the results of the vote at last year's Annual Meeting of Shareholders were reviewed by the Compensation Committee and, in light of the more than 90 percent approval, the Compensation Committee determined that no significant changes to its executive compensation practices were warranted.

Payouts of the awards under the Annual Incentive Plan to our executive officers are entirely performance-based with an individual having the opportunity to earn from 0 percent to 150 percent of his or her targeted award depending on the level of achievement of Company performance goals set by the Compensation Committee in February 2013. For the Named Executive Officers, payout of the Company performance goals for 2013 set by the Compensation Committee were based: (i) for Mr. Delaney and Mr. Trauschke, 55 percent on the Company's consolidated EPS, 30 percent on O&M expense for various business units of the Company and OG&E, 10 percent on a safety target of the Company and OG&E and 5 percent on various safety targets for Enogex and its subsidiaries; (ii) for Mr. Leger, 55 percent on OG&E's earnings, 30 percent on O&M expense for various business units of the Company and OG&E and 15 percent on a safety target of the Company and OG&E and (iii) for Mr. Mitchell and Mr. Merrill, 80 percent on the Company's consolidated EPS and 20 percent on various safety targets for Enogex and its subsidiaries. As explained below, the performance goals set by the Compensation Committee for Mr. Mitchell, Mr. Merrill and other officers of Enogex initially were based 80 percent on a 2013 consolidated earnings target for Enogex and its subsidiaries. This performance goal, in accordance with the terms approved by the Compensation Committee in February 2013, automatically changed to being based on the Company’s 2013 consolidated EPS upon the combination on May 1, 2013 of Enogex and its subsidiaries with the midstream and certain related natural gas businesses of CenterPoint Energy, Inc. to form the Enable Midstream Partnership (the "Enable Midstream Transaction"). The rationale for this action was that the Company would cease to be able to calculate the consolidated earnings of Enogex and its subsidiaries on a stand-alone basis following the Enable Midstream Transaction.

In 2013, the Company achieved record consolidated EPS of $1.94, achieved record earnings at OG&E and was slightly below the O&M expense target for various business units of the Company and OG&E ("O&M Target") established by the Compensation Committee. This high level of financial performance caused Mr. Delaney and Mr. Trauschke to receive approximately 106 percent, Mr. Leger to receive approximately 99 percent and Mr. Mitchell and Mr. Merrill to receive approximately 133 percent of their 2013 targeted annual awards under the Annual Incentive Plan.

As noted above, the Named Executive Officers also received in 2013 long-term awards under the Stock Incentive Plan. Those awards are also entirely performance-based with payouts, if any, to occur after the end of the three-year performance period on December 31, 2015 based on the level of achievement of the performance goals set by the Committee at the time the awards were made. Based on the performance goals set by the Committee, payout of 75 percent of the awards to each Named Executive Officer will be dependent on the Company's total shareholder return over the three years ending December 31, 2015 compared to the total shareholder return for the same period of 61 utility holding companies and gas and electric utilities in the Standard & Poor's 1500 Utilities Sector Index. Payout of the remaining 25 percent of these long-term awards will be based on the growth over the same three-year period in consolidated EPS from the $1.79 (as adjusted for the 2013 stock split) earned by the Company in 2012. As explained below, the performance goals set by the Compensation Committee for Mr. Mitchell and Mr. Merrill and other officers of Enogex LLC initially were based 50 percent on growth in Enogex’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) per membership unit over the three years ending December 31, 2015 with the remaining 50 percent being based on the Company’s total shareholder return as described above. These performance goals, in accordance with the terms approved by the Compensation Committee in February 2013, automatically changed to the same performance goals for the other Named Executive Officers (i.e., 75 percent based on the total shareholder return and 25 percent based on growth in the Company's consolidated EPS) upon the closing of the Enable Midstream Transaction on May 1, 2013 as the Compensation Committee recognized that, following the combination of Enogex with the midstream business of CenterPoint Energy, the Company would not be able to calculate Enogex's EBITDA on a stand-alone basis at the end of the three-year performance period. The performance goals for the performance units awarded to Mr. Mitchell and Mr. Merrill and the other Enogex officers in 2012 were similarly changed from 50 percent based on growth in Enogex's EBITDA and 50 percent based on total shareholder return to the same performance goals as for the other Named Executive Officers (i.e., 75 percent based on the total shareholder return and 25 percent based on growth in the Company's consolidated EPS).

Compensation in 2013 for the Named Executive Officers also included payouts of the long-term awards made to them in early 2011 for the three-year performance period ending December 31, 2013. Payouts of 75 percent of the 2011 long-term awards were tied to total shareholder return over the three-year period ending December 31, 2013 and payouts of the remaining 25 percent were tied to growth in the Company's EPS over the same three-year period from the Company's 2010 EPS of $1.49 (as adjusted for the 2013 stock split). Each Named Executive Officer received a payout of 170 percent of his 2011 target long-term award. This high payout was due to the Company's total shareholder return for the three years ending December 31, 2013 being at the 74th percentile (the top twenty-six percent) of 61 utility holding companies and gas and electric utilities in the Standard & Poor's 1500 Utilities Sector Index and the Company's earnings growing over the same period from $1.49 per share (as adjusted for the 2013 stock split) to $1.94 per share, an average annual increase of approximately 10 percent.

As explained below, the Named Executive Officers also participate in various retirement, health plans and programs that are generally available to all full-time employees of the Company and receive limited perquisites. In addition, as explained below, Mr. Mitchell and Mr. Merrill and other Enogex officers were provided during 2013 a severance plan and Mr. Mitchell received a retention agreement in connection with the Enable Midstream Transaction. The foregoing Executive Summary is subject to the following detailed explanation of the Company's executive compensation practices and policies.
General. The Compensation Committee administers our executive compensation program. Our executive compensation program is premised on two basic principles. First, our overall compensation levels must be sufficiently competitive to attract and retain talented leaders. At the same time, we believe that compensation should be set at reasonable and responsible levels, consistent with our continuing focus on controlling costs. Second, our executive compensation program should be substantially performance-based and should align the interests of our executives with those of our shareholders. The Compensation Committee uses the same compensation principles and policies in setting the compensation of the CEO as it uses in setting the compensation for the other executive officers.
Three key components of our executive compensation program are salary, annual incentive awards under our Annual Incentive Plan and long-term incentive awards under our Stock Incentive Plan. Both the Annual Incentive Plan and Stock Incentive Plan have been approved by our shareholders, with the last approval occurring at last year's Annual Meeting of Shareholders in 2013. Salaries are a critical element of executive compensation because they provide executives with a base level of monthly income. The Compensation Committee's intent in setting salaries is to pay competitive rates based on an individual's responsibilities, experience and level of performance. The annual and long-term incentive awards of an executive's compensation are directly linked to performance. Payouts of these portions of an executive's compensation are placed at risk and require the accomplishment of specific results that are designed to benefit our shareholders and the Company, both in the long and short term. Specifically, awards under the Annual Incentive Plan provide officers an opportunity to earn an annual cash bonus for achieving specified Company performance-based goals established for the year. These Company performance goals typically are tied to measures of operating performance. Awards under the Stock Incentive Plan are equity-based and require the achievement, typically over a three-year period, of specific Company performance goals that are tied directly to the performance of the Company's Common Stock or to factors that affect the performance of the Company's Common Stock.

Our executive compensation program recognizes that our senior executives are in a position to directly influence the Company's achievement of targeted results and strategic initiatives. For this reason, as an individual's position and responsibilities increase, a greater portion of the officer's compensation is at risk and consists of performance-based pay dependent on the achievement of performance objectives. This is shown by the level of 2013 salaries, annual incentive awards and long-term incentive awards set for the Named Executive Officers. For 2013, "Salary" for the Named Executive Officers accounted for approximately 22 percent to 36 percent of total direct compensation (i.e., salary plus targeted annual and long-term incentive compensation), while incentive compensation accounted for approximately 64 percent to 78 percent of total direct compensation, assuming achievement of a target level of performance for each Named Executive Officer. As a result, our executive compensation program is designed to reward executives with a highly-competitive level of compensation during years of excellent Company performance and, conversely, in years of below-average performance, for their compensation to be below competitive levels.
An important part of the Compensation Committee's process in setting executive compensation pay levels is a market analysis of executive pay levels. For more than 10 years, the Compensation Committee has utilized a nationally recognized compensation consulting firm to assist it in performing this task. In 2007, the Company, at the direction of the Compensation Committee, issued a request for proposals to numerous nationally recognized compensation consulting firms. Following this process, the Compensation Committee selected Mercer as its executive compensation consultant for 2008 and subsequently has retained Mercer in 2009, 2010, 2011 and 2012. Since Mercer's selection in 2008, the Compensation Committee has worked with Mercer to select recommended peer groups to be used by the Compensation Committee as part of the market analysis in setting executive compensation.

The following peer group (the "Company Peer Group") was used by the Compensation Committee for purposes of 2013 compensation for all officers of the Company other than those officers whose responsibilities were limited to Enogex (the "Enogex Officers"):

Alliant Energy Corp.	Northeast Utilities[1]
Ameren Corp.	ONEOK, Inc.
CenterPoint Energy, Inc.	Pepco Holdings, Inc.
CMS Energy Corp.	Pinnacle West Capital Corporation[1]
DTE Energy Company	SCANA Corporation
Great Plains Energy, Inc.	TECO Energy, Inc.
Integrys Energy Group, Inc.	Vectren Corporation
NiSource Inc.	Westar Energy, Inc.
NV Energy, Inc.	Wisconsin Energy Corporation

[1] New peer company for 2013.

The companies comprising the Company Peer Group were selected because each company met a majority of the following specific criteria relevant to the Company: (i) size determined by revenues (0.5 times to two times relative to the Company); (ii) a market value to revenue of less than 1.5 times; (iii) business mix of reportable business segments for utility and natural gas operations; (iv) geographic location and markets served and (v) presence of midstream natural gas operations. The Compensation Committee periodically reviews with Mercer and the Company's management the Company Peer Group and, since 2008, has determined each year that no change in the peer group was needed for determining executive compensation for the following year, other than the addition of Westar Energy, Inc. for 2012 to replace a company that was acquired and the addition for 2013 of Northeast Utilities and Pinnacle West Capital Corporation to replace a company that no longer met the size criteria.
Prior to 2008, the Compensation Committee in conducting its market analysis and setting executive compensation had used more broad-based survey groups that included energy services organizations and general industry organizations. There was not one compelling factor that caused the Compensation Committee in 2008 to shift from using very broad-based industry groups to a more defined peer group in conducting a market analysis and setting executive compensation. Rather, the decision was based on a variety of factors and included the prevalence, based on information from Mercer, of the use of defined peer groups by companies comparable to the Company and the Compensation Committee's belief that a defined peer group of corporations with similar characteristics to the Company would allow for more precise comparison of executive compensation.
A similar screening process has been used to select a peer group for compensation purposes for the Enogex Officers (the "Enogex Peer Group") with the key criteria including revenue, miles of pipeline assets, total assets, geographic location and markets served. In July 2012, the Compensation Committee reviewed with Mercer and the Company's management the existing peer group for compensation purposes for the Enogex Officers and determined that no changes to the peer group were necessary. The Enogex Peer Group for purposes of setting 2013 compensation consisted of the following companies:

Access Midstream Partners, LP	Genesis Energy, L.P.
Atlas Pipeline Partners, LP	Magellan Midstream Partners, L.P.
Boardwalk Pipeline Partners LP	MarkWest Energy Partners LP
Buckeye Partners LP	NuStar Energy L.P.
Copano Energy, L.L.C.	ONEOK Partners, L.P.
Crosstex Energy, L.P.	Regency Energy Partners LP
DCP Midstream Partners, LP	Sunoco Logistics Partners L.P.
El Paso Pipeline Partners LP	Targa Resources Partners LP

The Compensation Committee believed that a separate peer group for Enogex was appropriate for several reasons, including the distinct differences of Enogex's midstream natural gas business and of the skills and market for executives in the natural gas business as compared to the rest of the Company.
As noted above, the Compensation Committee retained Mercer in 2012 as its compensation consultant for 2013. For 2013, senior management, in making recommendations on compensation, and the Compensation Committee, in making decisions on compensation, used as a primary guideline the median market pay data provided by Mercer of the Company Peer Group for all officers other than the Enogex Officers and the median market pay data provided by Mercer of the Enogex Peer Group for the Enogex Officers. This market pay data for an executive is intended to represent what would be paid to a hypothetical, seasoned performer in a job having similar responsibilities and scope to the executive in question. However, actual compensation recommendations by senior management and decisions on compensation by the Compensation Committee can vary from this market data for numerous reasons, including an individual's performance, experience level and internal equity.
An individual's performance for a particular year is judged through an annual performance evaluation, which involves, for each member of senior management (other than the CEO), a scoring by such individual's supervisor of various competencies, including the individual's management skills, business knowledge and achievement of various performance and development objectives set at the beginning of the year. The annual performance evaluations are reviewed with the Compensation Committee and are used by the CEO in making compensation recommendations to the Compensation Committee. The Compensation Committee also conducted an annual performance evaluation of the CEO.
The Compensation Committee met in November 2012 and set each executive officer's 2013 salary and, subject to potential adjustment at its meeting in February 2013, each executive officer's target annual incentive award and target long-term incentive award for 2013. These amounts set by the Compensation Committee were based primarily on the individual's annual performance evaluation and on the comparable amounts shown at the median for an executive officer with similar duties in the Company Peer Group or, in the case of an executive officer whose responsibilities are limited to Enogex, the Enogex Peer Group. The target annual and long-term incentive awards were expressed as percentages of salary. While the setting of the target annual incentive and long-term incentive awards is an important part of the executive compensation process, another critical part is the setting of the Company performance goals for such awards. This is a critical part because the level of achievement of the Company performance goals will determine the amount, if any, of the possible payouts of the target annual and long-term incentive awards.
Following a discussion of recommendations by the CEO, the Compensation Committee, at its meeting in February 2013, set the Company performance goals for annual incentive and long-term incentive awards. These Company performance goals for executive officers are described in detail below and were intended to align the executive's interests with our shareholders by having achievement of Company performance goals be directly beneficial to our shareholders or indirectly beneficial to our shareholders by being tied to an operational measure that improves the efficiency of our operations. At its meeting in February 2013, the Compensation Committee also approved the form of the long-term compensation awards for the executive officers, and, like prior years, consisted entirely of performance units whose payout was dependent on the Company's achievement of specified performance goals during the three-year period ending December 31, 2015. The Compensation Committee chose to take these actions at its meeting in February 2013 rather than at its November 2012 meeting because the Compensation Committee wanted to know the Company's audited 2012 financial results before setting many of the 2013 performance goals and such audited financial results were not available until shortly before the meeting.
The action of the Compensation Committee in setting the performance goals in February 2013 for Mr. Mitchell, Mr. Merrill and the other Enogex officers was affected by the possibility that the Enable Midstream Transaction would occur in 2013. Absent the pendency of the Enable Midstream Transaction, the Compensation Committee in February 2013 would have followed its practice in prior years and tied 80 percent of the 2013 awards under the annual incentive plan to the Enogex officers to the level of achievement of a performance goal based on Enogex's 2013 consolidated earnings and would have tied 50 percent of the 2013 awards under the Company's long-term incentive plan to the Enogex officers to the level of achievement of a performance goal based on growth of Enogex's EBITDA over the three-year period ending December 31, 2015. However, the Committee recognized that, if the Enable Midstream Transaction occurred, Enogex and its subsidiaries would be combined with the midstream and certain related natural gas businesses of CenterPoint Energy and the Company would cease to be able to determine precisely the earnings or EBITDA of Enogex on a stand-alone basis. For this reason, the Committee set the performance goals for the Enogex officers, as it had in prior years, based on Enogex's earnings and growth in EBITDA, with the caveat that, if the Enable Midstream Transaction was completed, the annual performance goal based on Enogex's earnings would immediately change to the performance goal based on the Company's consolidated earnings per share and the long-term performance goal based on growth in EBITDA would immediately change to being based on the Company's total shareholder return and growth in the Company's consolidated earnings per share, both of which the Committee had used in the past as performance goals for the Enogex officers. As noted above, the Enable Midstream Transaction, which was announced in March 2013, closed on May 1, 2013.

In setting the executive compensation for any given year, the Compensation Committee historically (including 2013) has not looked to compensation earned by executives in prior years, including specifically amounts realized from grants in prior years of annual incentive awards or long-term incentive awards. The primary reasons are that our executive compensation program seeks to have all components of executive compensation be competitive, and the portions of an executive's compensation that could vary materially from year to year are primarily performance-based. As a result, high levels of executive compensation in a particular year historically have resulted from excellent Company performance, which the Compensation Committee believed did not warrant a reduction in future compensation levels or in our compensation principles. There also is no established policy or target for the allocation between either cash and non-cash or annual and long-term compensation. Rather, the Compensation Committee reviews market pay information from Mercer in determining the appropriate level and mix of incentive compensation.
As indicated above, our senior management and, in particular, our CEO, played an important part in setting 2013 executive compensation. Besides developing recommendations for the Company performance goals that needed to be met for payouts of 2013 annual incentive awards and long-term incentive awards, he reviewed with the Compensation Committee at its November 2012 meeting the performance evaluations of each officer (other than himself). He also reviewed and discussed with the Compensation Committee at its November 2012 meeting his recommendations for each officer of 2013 salaries, target annual incentive awards and target long-term incentive awards. As noted above, the CEO's performance evaluation and the setting of his potential salary, target annual incentive award and target long-term incentive award were conducted by the Compensation Committee without any members of management present. The Compensation Committee's performance evaluation of the CEO, along with his 2013 salary, target annual incentive award and target long-term incentive award, were reviewed by the Compensation Committee with all independent members of the Board.
The following three sections illustrate the application of our executive compensation principles and discuss in detail the salaries, bonuses and long-term compensation of the Named Executive Officers that were approved by the Compensation Committee and were paid in connection with 2013 compensation.
Base Salary. As explained above, the base salaries for our executive officers in 2013 were designed to be competitive with the Company Peer Group for most of our executive officers and with the Enogex Peer Group for the Enogex Officers. Base salaries of our executive officers were determined based primarily on an individual's annual performance evaluation, using as a guideline the salaries at the median of the range for executives with similar duties in the appropriate survey group. The salaries of executive officers for 2013 were determined initially in November 2012. The 2013 base salary amounts and percentage increase approved by the Compensation Committee in November 2012 for the Named Executive Officers were as follows: Mr. Delaney, $920,400, 4.0 percent increase; Mr. Trauschke, $504,712, 5.5 percent increase; Mr. Mitchell, $365,706, 6.0 percent increase; Mr. Merrill, $325,000, 6.0 percent increase; and Mr. Leger, $308,277, 4.5 percent increase. The new salary for each of the Named Executive Officers was below the median of an executive with similar duties in the Company Peer Group or, for Messrs. Mitchell and Merrill, in the Enogex Peer Group.

In July 2013, Mr. Trauschke was appointed President of OG&E, while at the same time continuing in his current role as Chief Financial Officer of both the Company and OG&E. At the time of Mr. Trauschke's appointment as President, the Compensation Committee increased Mr. Trauschke's salary approximately 10 percent from $504,712 to $550,000 effective July 16, 2013. Based on information from Mercer, the Committee believed that the new salary of Mr. Trauschke was within 5 percent of the median of an executive officer with similar duties in the Company Peer Group. No changes were made to any other aspects of Mr. Trauschke's 2013 compensation as a result of his appointment as President.

Annual Incentive Compensation. Annual incentive awards with respect to 2013 performance were made under the Annual Incentive Plan to 150 employees, including all executive officers. The Plan provides executive officers with annual incentive awards, the payment of which is dependent entirely on the achievement of the Company performance goals that, for 2013, were established by the Compensation Committee in February 2013. The Company also has a similar plan, the Team$hare Plan, that provides similar opportunities to all full-time employees who do not participate in the Annual Incentive Plan.
The amount of the award for each executive officer was expressed as a percentage of salary paid during 2013 (the "targeted amount"), with the officer having the ability, depending upon achievement of the Company performance goals, to receive from 0 percent to 150 percent of such targeted amount. For 2013, the targeted amount ranged from 30 percent to 100 percent of base salary for the executive officers. For the Named Executive Officers, the targeted amounts were as follows: Mr. Delaney, 100 percent of his 2013 salary; Mr. Trauschke, 70 percent of his 2013 salary; Mr. Mitchell, 85 percent of his 2013 salary; Mr. Merrill, 70 percent of his 2013 salary; and Mr. Leger, 65 percent of his 2013 salary. The targeted amount expressed as a percentage of salary for each of these individuals was within 5 percent of the median of the level of such award granted to a comparable executive in the Company Peer Group or, in the case of Mr. Mitchell and Mr. Merrill, to a comparable executive in the Enogex Peer Group, with the exception that Mr. Leger's targeted amount was approximately 10 percent higher than the median of an award granted to a comparable executive in the peer group.
As noted above, potential payouts of targeted amounts are dependent entirely on achievement of Company performance goals set by the Compensation Committee. For Mr. Delaney and Mr. Trauschke, the Company performance goals for 2013 were based: 55 percent on the Company's consolidated EPS target (the "Consolidated Earnings Target"), 30 percent on an O&M Target, 10 percent on a safety target of the Company and OG&E (the "Company/OG&E Safety Target") and 5 percent on various safety targets for Enogex and its subsidiaries (the "Enogex Safety Target"). For Mr. Leger, the Company performance goals for 2013 were based: 55 percent on an OG&E EPS target (the "OG&E Earnings Target"), 30 percent on an O&M Target and 15 percent on the Company/OG&E Safety Target. For Mr. Mitchell and Mr. Merrill, the Company performance goals for 2013 initially were based: 20 percent on the Enogex Safety Target and 80 percent on a consolidated earnings target for Enogex Holdings LLC and its subsidiaries, which as described above, automatically converted to being based on the Consolidated Earnings Target of the Company when Enogex and its subsidiaries were combined with the midstream natural gas businesses and certain related businesses of CenterPoint Energy to form the Enable Midstream Partnership. For the remaining executive officers, the Company performance goals were based on different combinations of the Consolidated Earnings Target, the OG&E Earnings Target, the O&M Target and various safety targets and customer satisfaction targets, each as established by the Compensation Committee.

For each Company performance goal, the Compensation Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100 percent payout would be made) and a maximum level of performance (at or above which a 150 percent payout would be made). The following table shows the minimum, target and maximum levels of performance for the Company performance goals set for the Named Executive Officers in 2013 (as adjusted for the 2013 stock split), the actual level of performance, as calculated pursuant to the terms of the awards, and the percentage payout of the targeted amount based on the actual level of performance and as authorized by the Compensation Committee:

	Minimum	Target	Maximum	Actual Performance	% Payout
Consolidated Earnings Target	$1.68/share	$1.75/share	$1.83/share	$1.96/share	150%
OG&E Earnings Target	$1.39/share	$1.43/share	$1.48/share	$1.47/share	143%
O&M Target	$380 million	$370 million	$360 million	$376.2 million	69%
Safety Targets		Recordable Incident Rate		Recordable Incident Rate
Company/OG&E (Combined Utility & Enterprise Services)	0.97	0.76	0	1.12	0%
Enogex (Combined Enogex & Enogex Energy Resources LLC)	0.44	0.28	0	0.4	63%
Calculations of the Consolidated Earnings Target, the OG&E Earnings Target and the O&M Target were derived from the amounts reported in the Company's 2013 financial statements, with the Consolidated Earnings Target being the Company's reported consolidated diluted EPS from continuing operations, with the OG&E Earnings Target being the reported consolidated net income of OG&E for the year ended December 31, 2013, divided by the diluted average common shares outstanding for 2013 of OGE Energy, and with the O&M Target being specific O&M expenses for various business units of the Company and OG&E. Each of the safety targets consisted of recordable incident rates, which are derived from the Federal Occupational Safety and Health Act of 1970 standards for reportable injuries. At the time of setting these Company performance goals, the Compensation Committee specifically authorized various exceptions to be used in calculating the achievement of these performance goals, including, for example, the exclusion of any increases or decreases in revenues or expenses in excess of $5 million from the enactment after February 15, 2013 of any new Federal or state law, the exclusion of any increases or decreases in revenues or expenses from any change in accounting principles occurring during 2013, the exclusion of certain net gains or losses in 2013 from the sale, other disposition or impairment of any business and the exclusion of expenses in excess of $500,000 (primarily investment banking and legal expenses) associated with the Enable Midstream Transaction or a similar type of transaction. While the overall effect of these exclusions was to increase the Company's consolidated EPS, the exclusions had no effect on the payouts associated with the Consolidated Earnings Target because, even without the exclusions, the payout was at the 150 percent maximum. The exclusion of the investment banking and legal expenses associated with the Enable Midstream Transaction from O&M lowered the calculated amount of O&M from $381.7 million to $376.2 million which increased the level of payout for the O&M goal from 0 percent to 69 percent. The Company believes that those exceptions, which were set by the Compensation Committee at the same time the 2013 Company performance goals were set in February 2013, were appropriate as they represented items that were outside the Company's control, that were one-time events, that are not indicative of the Company's operating performance or, particularly in the case of the expenses from Enable Midstream Transaction, would create value for the Company and its shareholders despite an adverse impact on 2013 expenses. The percentage of the targeted amount that an executive officer ultimately received based on corporate performance was subject to being decreased, but not increased, at the discretion of the Compensation Committee. For 2013, and as shown by the chart above, corporate performance of the Consolidated Earnings Target, the OG&E Earnings Target, the O&M Target and the Enogex Safety Target exceeded the minimum levels of achievement established by the Compensation Committee and, based on the level of achievement, the Compensation Committee approved payouts under the Annual Incentive Plan to the Company's Named Executive Officers ranging from 65 percent to 113 percent of their earned base salaries and from 99 percent to 133 percent of their targeted amounts. Payouts under the Annual Incentive Plan are in cash and the amounts paid to the Company's Named Executive Officers are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 38.
Long-Term Incentive Compensation. Long-term incentive awards also were made in 2013 under our Stock Incentive Plan. The Plan provides for the grant of any or all of the following types of awards: stock options, SARs, restricted stock and performance units; however, the Compensation Committee has not granted stock options or SARs since 2004 and has no intention to issue stock options or SARs in the foreseeable future. For 2013, the Compensation Committee set a targeted amount of long-term incentive compensation to be awarded each executive officer, which amount was expressed as a percentage of the individual's base salary that was approved by the Compensation Committee in November 2012 (the "approved 2013 base salary"). For 2013, the targeted amount ranged from 60 percent to 245 percent of the approved 2013 base salary for executive officers. Historically, the long-term incentive compensation for the Company's executive officers had been below, including in some cases significantly below, the median level of such awards granted to comparable executives in the appropriate peer group. For the Named Executive Officers, the targeted amounts of long-term incentive compensation were as follows: Mr. Delaney, 245 percent of his approved 2013 base salary; Mr. Trauschke, 165 percent of his approved 2013 base salary; Mr. Mitchell, 165 percent of his approved 2013 base salary; Mr. Merrill, 120 percent of his approved 2013 base salary; and Mr. Leger, 115 percent of his approved 2013 base salary. The targeted amount for each of these individuals was either at or below the median of the level of such award granted to a comparable executive in the Company Peer Group or, for Mr. Mitchell and Mr. Merrill, an executive in the Enogex Peer Group, except that Mr. Trauschke's targeted amount was slightly above the median of 158 percent.
Prior to 2005, the Compensation Committee had awarded long-term compensation annually in the forms of stock options and restricted stock. However, the Compensation Committee ceased issuing restricted stock and stock options to executive officers in 2005 and instead, since 2005, has made annual awards of long-term compensation to executive officers solely in the form of performance units with, as explained below, payout of the performance units being dependent on achievement of Company performance goals set by the Compensation Committee. In connection with the annual award of performance units, the Compensation Committee in the past has used two Company performance goals, with payout of 75 percent of the performance units awarded annually being based on the relative total shareholder return of the Company's Common Stock over a three-year period compared to a peer group (the "TSR Performance Goal") and, the remaining 25 percent being based on the growth in the Company's EPS over the same period compared to an earnings growth target set by the Compensation Committee (the "EPS Performance Goal"). For the award of performance units in 2013 to officers of the Company and OG&E, the Compensation Committee continued to base payout of 75 percent of the awarded performance units on the TSR Performance Goal and 25 percent of the awarded performance units on the EPS Performance Goal. However, for the award of performance units in 2013 to officers of Enogex, the Compensation Committee followed its practice from 2012 and made 50 percent of the awarded performance units dependent on the level of achievement of the TSR Performance Goal and payout of the remaining 50 percent of the awarded performance units dependent on the growth in Enogex's EBITDA over the next three years compared to a growth target set by the Compensation Committee (the "EBITDA Performance Goal"). However, the Compensation Committee realized that, if the Enable Midstream Transaction occurred, Enogex and its subsidiaries would be combined with the midstream natural gas and certain related businesses of CenterPoint Energy and the Company would not be able to calculate the EBITDA Performance Goal at December 31, 2015. For this reason, the Compensation Committee at the time of its awards of performance units to Enogex officers in February 2013 caused the awards to be subject to the condition that, if the Enable Midstream Transaction was completed, the EBITDA Performance Goal would immediately change to being based on the TSR Performance Goal and the EPS Performance Goal. Since the Enable Midstream Transaction was completed on May 1, 2013, the result was that the Enogex officers ultimately received performance units with the same performance goals (i.e., the TSR Performance Goal and the EPS Performance Goal) as were received by the officers of the Company and OG&E. The precise terms of the TSR Performance Goal and EPS Performance Goal are described below. The EBITDA Performance Goal for the performance units awarded to Mr. Mitchell and Mr. Merrill and the other Enogex officers in 2012 were similarly changed to the same TSR Performance Goal and EPS Performance Goal as for the other Named Executive Officers (i.e., 75 percent based on the total shareholder return and 25 percent based on growth in the Company's consolidated EPS).

The 2013 performance units were granted to executive officers on February 26, 2013, immediately following the Compensation Committee's meeting on such date. The number of performance units granted was determined by taking the targeted amount of the executive's long-term compensation to be delivered in performance units (expressed as a percentage of the executive's approved 2013 base salary, and as determined above) and dividing that amount by $58.62, which was the closing price of a share of the Company's Common Stock on February 25, 2013. Using this valuation method, the Named Executive Officers received a number of performance units with a value at the date of grant from 115 percent to 245 percent of their approved 2013 base salaries. Payouts of these performance units based on the TSR Performance Goal or EPS Performance Goal will be made in shares of the Company's Common Stock, which causes the value of the performance units to be substantially dependent upon the changing value of the Company's Common Stock in the marketplace.
2013 Performance Units Based on TSR Performance Goal. As indicated above, the terms of 75 percent of the performance units granted to each executive officer in 2013 entitle the officer to receive from 0 percent to 200 percent of the performance units granted depending upon the Company's total shareholder return over a three-year period (defined as share price increase (decrease) since December 31, 2012 plus dividends paid, divided by share price at December 31, 2012) measured against the total shareholder return for such period of a peer group selected by the Compensation Committee. The peer group for measuring the Company's total shareholder return performance consists of 61 utility holding companies and gas and electric utilities in the Standard & Poor's 1500 Utilities Sector Index. At the end of the three-year period (i.e., December 31, 2015), the terms of these performance units provide for payout of 100 percent of the performance units initially granted if the Company's total shareholder return is at the 50th percentile of the peer group, with higher payouts for performance above the 50th percentile up to 200 percent of the performance units granted if the Company's total shareholder return is at or above the 90th percentile of the peer group. The terms of these performance units provide for payouts of less than 100 percent of the performance units granted if the Company's total shareholder return is below the 50th percentile of the peer group, with no payout for performance below the 35th percentile.
2013 Performance Units Based on EPS Performance Goal. For the remaining 25 percent of performance units granted to each officer of the Company, OG&E and Enogex in 2013, the officer is entitled to receive from 0 percent to 200 percent of the performance units granted depending upon the growth in the Company's EPS over the three-year period ending December 31, 2015. The growth in the EPS for these officers will be measured from $1.79 per share (as adjusted for the 2013 stock split) earned in 2012 from continuing operations, against the earnings growth target of 4.5 percent per year (the "Earnings Growth Target") set by the Compensation Committee for such period. At the end of the three-year period (i.e., December 31, 2015), the terms of these performance units provide for payout of 100 percent of the performance units initially granted if the rate of growth of the Company's EPS during such period is at the Earnings Growth Target, with higher payouts for growth rates in excess of the Earnings Growth Target up to 200 percent for growth rates at or above 7.0 percent per year and for payout of less than 100 percent for growth rates below the Earnings Growth Target, with no payouts for growth rates below 2.5 percent per year. The Company's earnings growth rate is calculated on a point-to-point basis by dividing by one-third the percentage increase in the Company's EPS for the year ended December 31, 2015, compared to the benchmark of $1.79 (as adjusted for the 2013 stock split).
Payout of 2011 Performance Units. In February 2014, the executive officers received payouts of the 2011 performance units awarded to them in February 2011 as part of their long-term compensation for 2011. Payout of 75 percent of the performance units awarded in 2011 was dependent on the achievement of a Company performance goal based on the Company's relative total shareholder return for the three-year period ended December 31, 2013 as compared to the total shareholder return for the same period of each of the 61 utility holding companies and gas and electric utilities in the Standard & Poor's 1500 Utilities Sector Index. The remaining 25 percent of the performance units awarded in 2011 was dependent on the average annual growth in the Company's EPS over the three-year period ending December 31, 2013, compared to the Earnings Growth Target of 4.5 percent per year set by the Compensation Committee in February 2011. The Company's average annual EPS growth is calculated on a point-to-point basis by dividing by one-third the percentage increase in the Company's EPS for the year ended December 31, 2013 of $1.94, compared to the benchmark of $1.49 (as adjusted for the 2013 stock split) for the year ended December 31, 2010. For each of the 2011 performance units, the Compensation Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100 percent payout would be made) and a maximum level of performance (at or above which a 200 percent payout would be made). The following table shows the minimum, target and maximum levels of performance set by the Compensation Committee in February 2011 for the 2011 performance units based on total shareholder return and on growth in EPS:

	Minimum	Target	Maximum	Actual Performance	% Payout
Total Shareholder Return	35th percentile of peer group	50th percentile of peer group	90th percentile of peer group	74th percentile of peer group	160%
EPS Growth	2.5%/year	4.5%/year	7%/year	10%/year	200%

As shown above, the Company's total shareholder return for the three-year period ending December 31, 2013, was at the 74th percentile (the top twenty-six percent) of the peer group. Stated differently, the percentage return on the Company's Common Stock, consisting of increases (decreases) in the price of the Company's Common Stock plus dividends paid, was higher than 44 of 61 utility holding companies and gas and electric utilities in the Standard & Poor's 1500 Utilities Sector Index during the period commencing on January 1, 2011 and ending on December 31, 2013. The Company's average annual EPS growth (calculated, as described above, on a point-to-point basis) over the three years ending December 31, 2013, was approximately 10 percent. This high level of performance resulted in payouts in February 2014 of 160 percent of the performance units based on total shareholder return and of 200 percent of the performance units based on EPS growth, which resulted in an aggregate payout of 170 percent of the 2011 performance units based on total shareholder return and those based on EPS growth. The value of these payouts is reflected in the Stock Awards - Value Realized on Vesting column of the 2013 Option Exercises and Stock Vested Table on page 41.

CEO Compensation. The 2013 compensation for Mr. Delaney consisted of the same components as the compensation for other executive officers and was based on the same compensation principles and policies that were used in setting compensation for other executive officers. For 2013, Mr. Delaney's salary was increased 4.0 percent from $885,000 to $920,400. Mr. Delaney's 2013 targeted award under the Annual Incentive Plan was increased from 90 percent to 100 percent of his 2013 salary, and his targeted amount of long-term compensation was increased from 240 percent to 245 percent of his 2013 salary. The overall result was that the amount of Mr. Delaney's approved 2013 salary, targeted award under the Annual Incentive Plan and targeted amount of long-term compensation on a combined basis was approximately 7.0 percent below the median of such aggregated amount for a CEO in the Company Peer Group. Like the other Named Executive Officers, Mr. Delaney's targeted amount of long-term compensation was awarded in performance units based on the closing price of the Company's Common Stock on February 25, 2013, and resulted in his receiving 76,008 performance units. The terms of these performance units are identical to those awarded other executives of the Company and are described above.
As a result of 2013 corporate performance of the corporate goals described above, Mr. Delaney was entitled to a payout of $978,661 under the Annual Incentive Plan, representing 106 percent of his targeted award and 106 percent of his salary. Like other executive officers, Mr. Delaney also received in February 2014 a payout of 170 percent of the performance units previously granted to Mr. Delaney in February 2011 based on the Company's total shareholder return for the three years ended December 31, 2013 being at the 74th percentile (the top twenty-six percent) of 61 utility holding companies and gas and electric utilities in the Standard & Poor's 1500 Utilities Sector Index and the average annual growth of the Company's EPS for the three years ended December 31, 2013 being in approximately 10 percent. This resulted in Mr. Delaney receiving a payout of 151,841 units, all of which were paid in shares of the Company's Common Stock. The value of this payout, based on the closing price of the Company's Common Stock on December 31, 2013, is reported in the Stock Awards - Value Realized on Vesting column of the 2013 Option Exercises and Stock Vested Table on page 41.
Other Benefits. As noted above, the key components of our executive compensation program are salary, annual incentive awards and long-term incentive awards. A significant amount of our employees, including executive officers, are eligible to participate in our qualified defined benefit retirement plan ("Pension Plan") and certain employees are eligible to participate in the Company's supplemental retirement plan to the Pension Plan ("Restoration of Retirement Income Plan") that enables participants, including executive officers, to receive the same benefits that they would have received under the Company's Pension Plan in the absence of limitations imposed by the Federal tax laws. In addition, the supplemental executive retirement plan ("SERP"), which was adopted in 1993, provides a supplemental executive retirement plan in order to attract and retain lateral hires or other executives designated by the Compensation Committee of the Company's Board of Directors who may not otherwise qualify for a sufficient level of benefits under the Company's Pension Plan and Restoration of Retirement Income Plan. Mr. Delaney is the only employee, including executive officers, who participates in the SERP. Mr. Delaney's participation in the SERP was the result of arms-length bargaining between Mr. Delaney and the Company at the time of his hire in April 2002 as Executive Vice President of the Company. For additional information on the Pension Plan, Restoration of Retirement Income Plan and SERP, see 2013 Pension Benefits Table on page 42.
Almost all employees of the Company, including executive officers, also are eligible to participate in our 401(k) Plan. Participants may contribute each pay period any whole percentage between two percent and 19 percent of their compensation, as defined in the 401(k) Plan, for that pay period. Participants who have attained age 50 before the close of a year are allowed to make additional contributions referred to as "Catch-Up Contributions," subject to certain limitations of the Code. Participants may designate, at their discretion, all or any portion of their contributions as: (i) a before-tax contribution under Section 401(k) of the Code subject to the limitations thereof; or (ii) a contribution made on an after-tax basis. The 401(k) Plan also includes an eligible automatic contribution arrangement and provides for a qualified default investment alternative consistent with the U.S. Department of Labor regulations. Participants may elect, in accordance with the 401(k) Plan procedures, to have his or her future salary deferral rate to be automatically increased annually on a date and in an amount as specified by the participant in such election.

No Company contributions are made with respect to a participant's Catch-Up Contributions, rollover contributions, or with respect to a participant's contributions based on overtime payments, pay-in-lieu of overtime for exempt personnel, special lump-sum recognition awards and lump-sum merit awards included in compensation for determining the amount of participant contributions. Once made, the Company's contribution may be directed to any available investment option in the 401(k) Plan.  The Company match contributions vest over a three-year period. After two years of service, participants become 20 percent vested in their Company contribution account and become fully vested on completing three years of service. In addition, participants fully vest when they are eligible for normal or early retirement under the Pension Plan, in the event of their termination due to death or permanent disability or upon attainment of age 65 while employed by the Company or its affiliates. The Company also maintains a nonqualified Deferred Compensation Plan that is described below under "Nonqualified Deferred Compensation."
The Company also offers executive officers a limited amount of perquisites. These include payment of social membership dues at dining and country clubs for certain executive officers, an annual physical exam for all executive officers, a relocation program and, in the case of Mr. Delaney, use of a Company car. The relocation program is offered through a third-party relocation company for employees who relocate at the Company's request and, in appropriate circumstances, to new employees who relocated in connection with their employment by the Company. The relocation program provides for various levels of benefits. For full-time employees above a certain pay level (i.e., a salary at or above approximately $60,000 per year), the program covers the cost of most of the reasonable expenses associated with relocation, including, but not limited to, costs of selling a current residence, home finding, temporary living and transportation and storage of household goods.
The value of the perquisites received by each executive officer was less than $10,000 in 2013, other than Mr. Delaney, whose perquisites were $14,107 and consisted of the use of a Company car, payment of social membership dining and country club dues and payment for an annual physical exam. The Compensation Committee reviews annually the perquisites provided to officers and believes that the perquisites provided to officers in 2013 were reasonable.
Change-of-Control Agreements and other Arrangements. None of the Company's executive officers has an employment agreement with the Company. Each of the executive officers has a change of control agreement that becomes effective upon a change of control. As explained in detail below under the heading "Potential Payments upon Termination or Change of Control," if an executive officer's employment is terminated by the Company "without cause" following a change of control, the executive officer is entitled to the following payments: (i) all accrued and unpaid compensation and a prorated annual bonus and (ii) a severance payment equal to 2.99 times the sum of such officer's (a) annual base salary and (b) highest recent annual bonus. The change of control agreements are considered to be double trigger agreements because payment will only be made following a change of control and termination of employment. The 2.99 times multiple for change-of-control payments was selected because at the time it was considered standard. Although many companies also include provisions for tax gross-up payments to cover any excise taxes on excess parachute payments, the Company's Board of Directors decided not to include this additional benefit in the Company's agreements. Instead, as explained on page 35, under the Company's agreements if the excise tax would be imposed, the change-of-control payments will be reduced to a point where no excise tax would be payable, if such reduction would result in a greater after-tax payment. Previously, the Company had employment agreements in place that contained the ability for the executive to terminate voluntarily for any reason during the 30-day period immediately following the one-year anniversary of the change of control. This type of provision, sometimes referred to as a modified double-trigger, was eliminated for executives hired after January 1, 2009, and, with the consent of the affected executives, was eliminated in February 2012 for executive officers hired prior to January 1, 2009.
For more information regarding the change of control agreements, please see "Potential Payments upon Termination or Change of Control" below.
In addition, pursuant to the terms of the Company's incentive compensation plans, upon a change of control, all stock options will vest immediately and, for a 60-day period following the change of control, executive officers may surrender their options and receive in return a cash payment equal to the excess of the change of control price (as defined) over the exercise price; all performance units will vest and be paid out immediately in cash as if the applicable performance goals had been satisfied at target levels; and any annual incentive award outstanding for the year in which the participant's termination occurs for any reason, other than cause, within 24 months after the change of control will be paid in cash at target level on a prorated basis.
As explained previously, Enogex LLC and its subsidiaries were combined on May 1, 2013 with the midstream natural gas and certain related businesses of CenterPoint Energy to form the Enable Midstream Partnership. The individuals who previously were working at Enogex LLC and its subsidiaries did not become employees of the Enable Midstream Partnership on May 1, 2013. Instead, the individuals remained employees of a subsidiary of the Company and were seconded to the Enable Midstream Partnership. The primary reason for this course of action was to allow the employees to keep their existing benefits under the Company's retirement, 401(k), health and other benefit plans while Enable Midstream Partnership adopted and implemented its benefit plans. CenterPoint Energy followed the same course for those employees of its subsidiaries that became part of the Enable

Midstream Partnership. The Enable Midstream Partnership reimburses the Company and CenterPoint Energy for the costs of the employees being seconded from the Company and CenterPoint Energy to the Partnership.

On July 26, 2013, the Company adopted a severance plan for those officers of Enogex or its subsidiaries whose employment had been seconded to Enable Midstream Partnership. The severance plan was designed generally to encourage existing employees of Enogex to remain in their existing positions during a 20-month transition period following the formation of the Enable Midstream Partnership on May 1, 2013 and to provide severance benefits to those employees who are not offered similar employment during or at the end of the transition period. Under the terms of the plan, if a participant's employment with the Company and its affiliates, including the Enable Midstream Partnership, is terminated for reasons other than death, Disability (as defined therein) or Cause (as defined therein) prior to December 31, 2014, such participant is entitled, subject to limited exceptions, to severance benefits. The Company also adopted a similar plan for non-officers of Enogex whose employment was seconded to the Enable Midstream Partnership.

Under the plan for officers, if the terminated officer has not received an offer from the Company or any affiliate of Comparable Employment (i.e., employment that provides a salary and target bonus not less than the officer's current salary and target bonus and that is at a location less than 90 miles from the officer's current principal place of employment) or of Comparable Employment with Relocation (i.e., Comparable Employment but the officer's employment is at a location more than 90 miles from the officer's current principal place of employment) as of his or her termination date, such participant will be entitled to a lump-sum severance benefit in an amount equal to (i) 52 weeks of the participant's weekly compensation plus (ii) such participant's target award under the Company's short-term incentive plan. A terminated officer who receives and declines an offer of Comparable Employment from the Company or an affiliate of the Company as of his or her termination date will not receive any benefits under the severance plan. If the terminated officer has received and declined an offer from the Company or any affiliate of Comparable Employment With Relocation as of his or her termination date, such participant shall be entitled to a lump sum cash severance benefit in an amount equal to (i) two (2) weeks of the participant's weekly compensation multiplied by the number of full years of service credited to the participant as of his or her termination date, provided that such cash severance benefit shall not be less than 12 weeks of the participant's weekly compensation nor more than 36 weeks of the participant's weekly compensation and (ii) such participant's target award under the Company's short-term incentive plan, if any, adjusted on a pro rata basis based on the number of months the participant was actually employed during such plan year. The participant also is entitled to continued medical, dental and vision benefits, provided that such participant is eligible for and timely elects continuation of coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for the applicable period required by COBRA. A participant who has not received an offer from the Company or any affiliate of either Comparable Employment or Comparable Employment With Relocation as of his or her termination date will be entitled to receive outplacement services, not to exceed a maximum of nine months, provided the participant initiates such services within 60 days of his or her termination date. The Company also adopted a similar plan for non-officers of Enogex whose employment was seconded to the Enable Midstream Partnership.

On November 5, 2013, OGE Holdings entered into a retention agreement with E. Keith Mitchell, the Chief Operating Officer of the Enable Midstream Partnership. Pursuant to the terms of the retention agreement, Mr. Mitchell will be entitled to receive a retention benefit of $500,000 if he (A) is continuously employed by OGE Holdings or the Enable Midstream Partnership, the general partner of the Enable Midstream Partnership or an affiliate of the Enable Midstream Partnership or the general partner (a "Successor Employer") as of January 2, 2016, (B) is terminated by OGE Holdings or a Successor Employer without Cause (as defined therein) prior to January 2, 2016 or (C) ceases to be employed by OGE Holdings or a Successor Employer prior to January 2, 2016 due to his death or Disability (as defined therein) (in each case the "Vesting Date"). If Mr. Mitchell's employment is terminated prior to the Vesting Date (i) by OGE Holdings or a Successor Employer for Cause or (ii) by Mr. Mitchell other than due to death or Disability, then Mr. Mitchell will not be entitled to receive the retention benefit. If Mr. Mitchell is eligible for the retention benefit under clause (A) or (C) above, the benefit will be paid in a lump sum within 10 days of the Vesting Date. If Mr. Mitchell is eligible for the retention benefit under clause (B) above and executes and returns (and does not revoke) a waiver and release no later than 50 days after the Vesting Date, the benefit will be paid in a lump sum no later than the 60th day following the Vesting Date. The retention benefit is in addition to, and not in lieu of, all other accrued or vested or earned compensation, rights, options or benefits payable under any retirement plan, bonus, savings or other compensation plan, stock incentive plan, life insurance plan, health plan, or disability plan or any amounts otherwise payable to Mr. Mitchell under the severance plan discussed above.

Stock Ownership Guidelines. In an effort to further align management's interests with those of the shareholders, the Compensation Committee recommended, and the Board of Directors adopted, stock ownership guidelines for the officers of the Company and its subsidiaries and the Company's Board of Directors during 2004. The Compensation Committee reviewed and revised the guidelines in 2008, with the primary change being to increase the stock ownership guidelines for several officers. These guidelines have been reviewed in each subsequent year including 2013. The Compensation Committee believes that linking a significant portion of an officer's current and potential future net worth to the Company's success, as reflected in the ownership of the Company's Common Stock and the price of the Company's Common Stock, helps to ensure that officers have a stake similar to that of the Company's shareholders. The share ownership guideline for each executive is based on the executive's position. The guideline for Chairman, President and CEO is five times base salary. The guidelines for other Company officers (including the other Named Executive Officers) ranged from four to two times their base salaries. Each executive is expected to achieve the applicable ownership guideline within five years of his or her most recent promotion. Similar guidelines are in place for members of the Board of Directors at a level of five times their annual retainer.

Financial Restatement. It is the Board of Directors' policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustment to any cash or equity-based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.
No Share Recycling Under Stock Incentive Plan. The Company may not reissue any shares under the Plan that the Company retains as payment of the exercise price of stock options or SARs or to satisfy the withholding or employment taxes due upon the grant, exercise, vesting or distribution of stock options or SARs. The Company has never issued SARs under its existing or any prior Stock Incentive Plan and has not issued any stock options since 2004. The Compensation Committee has no intention of authorizing the issuance of stock options or SARs in the foreseeable future.

Tax and Accounting Issues.
Deductibility of Executive Compensation. A Federal tax law currently limits our ability to deduct certain executive's compensation in excess of $1,000,000 unless such compensation qualifies as "performance-based compensation" or certain other exceptions are met. The Compensation Committee has continued to analyze the structure of its salary and various compensation programs in light of this law. The Compensation Committee's present intent is to take steps to ensure the continued deductibility of its executive compensation where appropriate. For this reason, the Compensation Committee and the Board of Directors recommended, and the shareholders approved, the current Stock Incentive Plan and the current Annual Incentive Plan at the 2013 Annual Meeting of Shareholders so that certain compensation payable thereunder would qualify for the "performance-based compensation" exception to the $1,000,000 deduction limit and thereby continue to be deductible by the Company.
Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. Final regulations were issued by the Internal Revenue Service in April 2007, requiring compliance effective January 1, 2009. During 2008, the Company made the necessary changes to its various employee plans to bring them into compliance with the final regulations. A more detailed discussion of the Company's nonqualified deferred compensation arrangements is provided below under the heading "Nonqualified Deferred Compensation."

SUMMARY COMPENSATION TABLE
The following table provides information regarding compensation paid or to be paid by us or any of our subsidiaries to the CEO, the chief financial officer and the three other most highly compensated executive officers at December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
P.B. Delaney,	2013	$920,400	$—	$1,983,714	$—	$978,661	$—	$118,400	$4,001,175
Chairman, President and Chief	2012	$885,000	$—	$2,059,181	$—	$971,410	$3,168,559	$118,100	$7,202,250
Executive Officer of the Company (5)	2011	$859,300	$—	$2,008,314	$—	$946,848	$1,095,384	$99,822	$5,009,668
S. Trauschke,	2013	$523,870	$—	$732,592	$—	$389,921	$24,854	$58,115	$1,729,352
Chief Financial Officer	2012	$478,400	$—	$672,483	$—	$350,074	$49,662	$55,854	$1,606,473
of the Company,	2011	$443,847	$—	$578,448	$—	$326,041	$47,378	$46,310	$1,442,024
President and Chief
Financial Officer of OG&E (6)
E.K. Mitchell,	2013	$365,706	$—	$530,850	$—	$411,876	$—	$14,583	$1,323,015
Chief Operating Officer of	2012	$345,000	$—	$230,444	$—	$43,168	$362,985	$17,670	$999,267
Enable GP, LLC and	2011	$339,538	$—	$312,585	$—	$119,161	$265,795	$19,900	$1,056,979
President and Chief
Operating Officer of Enable
Intrastate Holdings II, LLC (7)
S.E. Merrill,	2013	$325,000	$—	$343,042	$—	$301,438	$5,127	$22,785	$997,392
Executive Vice President of	2012	$306,600	$—	$151,677	$—	$26,373	$29,394	$32,025	$546,069
Finance and Chief	2011	$268,312	$—	$217,701	$—	$164,247	$31,375	$19,575	$701,210
Administrative Officer of
Enable GP, LLC and Chief
Operating Officer of Enable
Oklahoma Intrastate
Transmission, LLC (8)
J.C. Leger, Jr.	2013	$308,277	$—	$311,881	$—	$199,077	$71,841	$23,977	$915,053
Vice President, Utility	2012	$295,000	$—	$257,367	$—	$186,960	$388,219	$14,860	$1,142,406
Operations, OG&E	2011	$279,724	$—	$206,728	$—	$124,924	$240,395	$14,130	$865,901

(1)
Amounts in this column reflect the grant date fair value amount of equity-based performance units granted in the applicable year. The grant date fair value amount is based on a probable value of these awards, or target value, of 100 percent payout. All performance units are subject to a three-year performance period. The terms of (i) 75 percent of the performance units granted in 2013 entitle such officer to receive from 0 percent to 200 percent of the performance units granted depending upon the Company's total shareholder return over a three-year period measured against the total shareholder return for such period by a peer group selected by the Compensation Committee and (ii) 25 percent of the performance units granted in 2013 entitle such officer to receive from 0 percent to 200 percent of the performance units granted based on the growth in the Company's EPS measured against the Earnings Growth Target set by the Compensation Committee for such period. The assumptions used in the valuation are discussed in Note 7 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2013. Assuming achievement of the performance goals at the maximum level, the grant date fair value of the performance units granted in 2013 and included in this column would be: Mr. Delaney, $3,967,428; Mr. Trauschke, $1,465,184; Mr. Mitchell, $1,061,700; Mr. Merrill, $686,084; and Mr. Leger, $623,762.

(2)	Amounts in this column reflect payments under our Annual Incentive Plan.

(3)
Amounts in this column reflect the actuarial increase in the present value of the Named Executive Officers benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in Note 13 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2013, and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested.

(4)
Amounts in this column for 2013 reflect: (i) for Mr. Delaney, $66,781 ((401(k) Plan and Deferred Compensation Plan), $37,512 (insurance premiums) and $14,107 (the use of a Company car, payment of social membership dining and country club dues and payment for an annual physical exam); (ii) for Mr. Trauschke, $52,437 ((401(k) Plan and Deferred Compensation Plan), $2,415 (insurance premiums) and $3,263 (payment of social membership country club dues and payment for an annual physical exam); (iii) for Mr. Mitchell, $12,266 ((401(k) Plan and Deferred Compensation Plan), $1,867 (insurance premiums) and $450 (payment of social membership dining club dues and payment for an annual physical exam); (iv) for Mr. Merrill, $21,083 ((401(k) Plan and Deferred Compensation Plan) and $1,702 (insurance premiums) and (v) for Mr. Leger, $21,590 ((401(k) Plan and Deferred Compensation Plan), $1,637 (insurance premiums) and $750 (payment for an annual physical exam). A significant portion of the insurance premiums reported for each of these individuals is for life insurance policies and such premiums are recovered by the Company from the proceeds of the policies. Amounts shown as 401(k) Plan and Deferred Compensation Plan represent Company contributions for the individual under those plans. Amounts in the column include the value of the perquisites for the Named Executive Officers, but, in each instance, other than Mr. Delaney, the amount was less than $10,000 in 2013. As discussed in the Compensation Discussion and Analysis above, Mr. Delaney received the use of a Company car, payment of social membership dining and country club dues and payment for an annual physical exam.

(5)
Mr. Delaney resumed the position of President of the Company and OG&E effective January 1, 2012 upon the previously reported retirement of Danny P. Harris and ceased being President of OG&E in July 2013.

(6)
Mr. Trauschke was named President of OG&E in July 2013 in addition to his responsibilities as Chief Financial Officer of both the Company and OG&E. The 2013 salary of Mr. Trauschke was increased in July 2013 to reflect his increased responsibilities as President of OG&E.

(7)
Mr. Mitchell was named Chief Operating Officer of Enable GP, LLC in July 2013. He also has served as President of Enogex Holdings LLC and Enogex LLC (now known as Enable Oklahoma Intrastate Transmission LLC) since September 2011.

(8)
Mr. Merrill was named Executive Vice President of Finance and Chief Administrative Officer of Enable GP, LLC in December 2013. He also has served as the Chief Operating Officer of Enogex LLC (now known as Enable Oklahoma Intrastate Transmission LLC) since December 5, 2011.

Grants of Plan-Based Awards Table for 2013

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
P.B. Delaney	2/26/13	0	$920,400	$1,380,600				N/A	N/A	N/A
	2/26/13				0	76,008	152,016				$1,983,714
S. Trauschke	2/26/13	0	$366,709	$550,064				N/A	N/A	N/A
	2/26/13				0	28,070	56,140				$732,592
E.K. Mitchell	2/26/13	0	$310,850	$466,275				N/A	N/A	N/A
	2/26/13				0	20,340	40,680				$530,850
S.E. Merrill	2/26/13	0	$227,500	$341,250				N/A	N/A	N/A
	2/26/13				0	13,144	26,288				$343,042
J.C. Leger, Jr.	2/26/13	0	$200,380	$300,570				N/A	N/A	N/A
	2/26/13				0	11,950	23,900				$311,881

(1)	Amounts reflect the grant date fair value based on a probable value of these awards, or target value, of 100 percent payout.

Amounts in columns (c), (d) and (e) of the Grants of Plan-Based Awards Table for 2013 above represent the minimum, target and maximum amounts that would be payable pursuant to the 2013 annual incentive awards made under the Annual Incentive Plan. As discussed in the Compensation Discussion and Analysis above, the amount that each executive officer received was dependent upon performance against two or more of the following performance measures: the Consolidated Earnings Target, the O&M Target, the Company/OG&E Safety Target and the Enogex Safety Target. For each Company performance measure, the Compensation Committee established a minimum level of performance (below which no payout would be made), a target level of performance (at which a 100 percent payout would be made) and a maximum level of performance (at or above which a 150 percent payout would be made). The percentage of the targeted amount that an executive officer ultimately received based on corporate performance was subject to being decreased, but not increased, at the discretion of the Compensation Committee. For 2013, payouts of these annual incentive awards were made in cash and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Amounts in columns (f), (g) and (h) above represent awards of performance units under the Company's Stock Incentive Plan. All payouts of such performance units will be made in shares of the Company's Common Stock. As discussed in the Compensation Discussion and Analysis above, the terms of 75 percent of the performance units granted to each executive officer in 2013 entitle the officer to receive from 0 percent to 200 percent of the performance units granted depending upon the Company's total shareholder return over a three-year period (defined as share price increase (decrease) since December 31, 2012 plus dividends paid, divided by share price at December 31, 2012) measured against the total shareholder return for such period of a peer group selected by the Compensation Committee. The peer group for measuring the Company's total shareholder return performance consists of 61 utility holding companies and gas and electric utilities in the Standard & Poor's 1500 Utilities Sector Index. At the end of the three-year period (i.e., December 31, 2015), the terms of these performance units provide for payout of 100 percent of the performance units initially granted if the Company's total shareholder return is at the 50th percentile of the peer group, with higher payouts for performance above the 50th percentile up to 200 percent of the performance units granted if the Company's total shareholder return is at or above the 90th percentile of the peer group. The terms of these performance units provide for payouts of less than 100 percent of the performance units granted if the Company's total shareholder return is below the 50th percentile of the peer group, with no payout for performance below the 35th percentile.

For the remaining 25 percent of performance units granted in 2013 , such officer is entitled to receive from 0 percent to 200 percent of the performance units granted depending upon the growth in the Company's EPS over the three-year period ending December 31, 2015. The growth in the EPS for these officers will be measured from $1.79 per share (as adjusted for the 2013 stock split) earned in 2012 from continuing operations, against the Earnings Growth Target (4.5 percent per year) set by the Compensation Committee for such period. At the end of the three-year period (i.e., December 31, 2015), the terms of these performance units provide for payout of 100 percent of the performance units initially granted if the rate of growth of the Company's EPS during such period is at the Earnings Growth Target, with higher payouts for growth rates in excess of the Earnings Growth Target up to 200 percent for growth rates at or above 7.0 percent per year and for payout of less than 100 percent for growth rates below the Earnings Growth Target, with no payouts for growth rates below 2.5 percent per year. The Company's earnings growth rate is calculated on a point-to-point basis by dividing by one-third the percentage increase in the Company's EPS for the year ended December 31, 2015, compared to the benchmark of $1.79 (as adjusted for the 2013 stock split).

As explained above, the performance goals set by the Compensation Committee for Mr. Mitchell and Mr. Merrill and other officers of Enogex LLC initially were based 50 percent on growth in Enogex’s EBITDA per membership unit over the three years ending December 31, 2015 with the remaining 50 percent being based on the Company’s total shareholder return as described above. These performance goals, in accordance with the terms approved by the Compensation Committee in February 2013, automatically changed to the same performance goals for the other Named Executive Officers (i.e., 75 percent based on the total shareholder return and 25 percent based on growth in the Company's consolidated EPS) upon the closing of the Enable Midstream Transaction on May 1, 2013 as the Compensation Committee recognized that, following the combination of Enogex with the midstream business of CenterPoint Energy, the Company would not be able to calculate Enogex's EBITDA on a stand-alone basis at the end of the three-year performance period. The performance goals for the performance units awarded to Mr. Mitchell and Mr. Merrill and the other Enogex officers in 2012 were similarly changed from 50 percent based on growth in Enogex's EBITDA and 50 percent based on total shareholder return to the same performance goals as for the other Named Executive Officers (i.e., 75 percent based on the total shareholder return and 25 percent based on growth in the Company's consolidated EPS).

For 2013, "Salary" for the Named Executive Officers accounted for approximately 22 percent to 36 percent of total direct compensation (i.e., salary plus targeted annual and long-term incentive compensation), while incentive compensation accounted for approximately 64 percent to 78 percent of total direct compensation, assuming achievement of a target level of performance for each Named Executive Officer.

Outstanding Equity Awards at 2013 Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
P.B. Delaney	—	—	—	N/A	N/A	N/A	N/A	152,016	(3)	$5,153,342
								162,228	(4)	$5,499,529
S. Trauschke	—	—	—	N/A	N/A	N/A	N/A	56,140	(3)	$1,903,146
								52,980	(4)	$1,796,022
E.K. Mitchell	—	—	—	N/A	N/A	N/A	N/A	40,680	(3)	$1,379,052
								35,576	(4)	$1,206,026
S.E. Merrill	—	—	—	N/A	N/A	N/A	N/A	26,288	(3)	$891,163
								23,416	(4)	$793,802
J.C. Leger, Jr.	—	—	—	N/A	N/A	N/A	N/A	23,900	(3)	$810,210
								20,276	(4)	$687,356

(1)	The number of units is based on achieving maximum performance resulting in payout of 200 percent of target.

(2)	Values were calculated based on a $33.90 closing price of the Company's Common Stock, as reported on the NYSE at December 31, 2013.

(3)	These amounts represent performance units for the performance period January 1, 2013 through December 31, 2015.

(4)	These amounts represent performance units for the performance period January 1, 2012 through December 31, 2014.

2013 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
P.B. Delaney	28,000 (2)	$672,752	151,841	$5,147,410
S. Trauschke	—	$—	43,734	$1,482,583
E. K. Mitchell	—	$—	23,633	$801,159
S.E. Merrill	—	$—	16,459	$557,960
J.C. Leger, Jr.	—	$—	15,630	$529,857

(1)
Reflects value of payout of performance units awarded in January 2011, 75 percent of whose payout was dependent on the achievement of a Company performance goal based on total shareholder return for the three-year period ended December 31, 2013 and 25 percent was dependent on the achievement of a Company performance goal based on annual growth in EPS over the same period. The Company's total shareholder return for such period was at the 74th percentile (the top twenty-six percent) of the peer group and the Company's annual average EPS growth for such period was approximately 10 percent, which resulted in overall payouts in February 2014 of 170 percent of the performance units originally awarded in February 2011. Awards were all paid out in shares of the Company's Common Stock.

(2)	Reflects exercise of stock options granted in 2004.

2013 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
P.B. Delaney	Qualified Plan	11.75	$167,039	$—
	Restoration Plan	11.75	$631,339	$—
	SERP	More than 10.00	$10,587,436	$—
S. Trauschke	Qualified Plan	4.67	$64,477	$—
	Restoration Plan	4.67	$101,627	$—
E.K. Mitchell	Qualified Plan	19.08	$691,969	$—
	Restoration Plan	19.08	$656,613	$—
S.E. Merrill	Qualified Plan	6.33	$82,657	$—
	Restoration Plan	6.33	$35,530	$—
J.C. Leger, Jr.	Qualified Plan	21.00	$909,695	$—
	Restoration Plan	21.00	$595,736	$—

(1)
Generally, a participant's years of credited service are based on his or her years of employment with the Company. For purposes of the SERP, full vesting occurs after 10 years of service. As of April 2012, Mr. Delaney had completed 10 years of employment with the Company and, therefore, had satisfied the 10-year service requirement for full vesting.

(2)
Amounts in this column reflect the present value of the Named Executive Officers benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in Note 13 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2013, and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested.

Employees hired or rehired on or after December 1, 2009 do not participate in the Pension Plan but are eligible to participate in the 401(k) Plan where, for each pay period, the Company contributes to the 401(k) Plan, on behalf of each participant, 200 percent of the participant's contributions up to five percent of compensation.

Retirement benefits under the Pension Plan are payable to participants upon normal retirement (at or after age 65) or early retirement (at or after attaining age 55 and completing five or more years of service), to former employees after reaching retirement age (or, if elected, following termination) who have completed three or more years of service before terminating their employment and to participants after reaching retirement age (or, if elected, following termination) upon total and permanent disability. The benefits payable under the Pension Plan are subject to maximum limitations under the Code. Should benefits for a participant exceed the permissible limits of the Code or should the participant defer compensation to the Company's nonqualified Deferred Compensation Plan discussed below, the Restoration of Retirement Income Plan will provide benefits through a lump-sum distribution following retirement as provided in the Restoration of Retirement Income Plan, which benefits shall be actuarially equivalent to the amounts that would have been, but cannot be, payable to such participant annually under the Pension Plan because of the Code limits or deferrals to the nonqualified Deferred Compensation Plan. The Company and its subsidiaries fund the estimated benefits payable under the Restoration of Retirement Income Plan through contributions to a grantor trust for the benefit of those employees who will be entitled to receive payments under the Restoration of Retirement Income Plan. Of the Named Executive Officers, none are eligible for early retirement, except for Mr. Delaney.
In 1993, OG&E adopted a SERP which is an unfunded supplemental executive retirement plan that is not subject to the benefit limits imposed by the Code. The plan generally provides for an annual retirement benefit at age 65 equal to 65 percent of the participant's average compensation during his or her final 36 months of employment, reduced by Social Security benefits, by amounts payable under the Pension and Restoration of Retirement Income Plans described above and by amounts received under pension plans from other employers. For a participant in the SERP who retires before age 65, the 65 percent benefit is reduced, with the reduction being one percent per year for ages 62 through 64, an additional two percent per year for ages 60 through 61, an additional four percent per year for ages 58 through 59 and an additional six percent per year for ages 55 through 57, so that a participant retiring at age 55 would receive 32 percent of his or her average compensation during his or her final 36 months, reduced by the deductions set forth above. Payment will be made in a lump sum following termination as provided in the SERP in an amount equal to the actuarial equivalent of the applicable annuity. Other than Mr. Delaney, no employee participated in the SERP during 2013.

2013 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
P.B. Delaney	$242,852	$51,481	$135,216	$393,183	$2,535,236
S. Trauschke	$104,852	$41,149	$111,413	$—	$586,435
E.K. Mitchell	$60,186	$9,325	$87,479	$—	$703,673
S.E. Merrill	$10,610	$7,860	$22,628	$—	$140,743
J.C. Leger, Jr.	$61,655	$12,307	$105,358	$—	$721,440

(1)
All executive and registrant contributions in the last fiscal year are reported as compensation to such executive officer in the Summary Compensation Table on page 38. The specific aggregate amounts reported for each of such officers is: P.B. Delaney, $294,333; S. Trauschke, $146,001; E.K. Mitchell, $69,511; S.E. Merrill, $18,470; and J.C. Leger, Jr., $73,962.

(2)
Reflects the following amounts for each of the following executive officers that were reported as compensation to such executive officer in prior Summary Compensation Tables: P.B. Delaney, $2,498,870; S. Trauschke, $329,021; E.K. Mitchell, $546,683; S.E. Merrill, $99,645; and J.C. Leger, Jr., $542,120.

The Company provides a nonqualified deferred compensation plan which is intended to be an unfunded plan.  The plan's primary purpose is to provide a tax-deferred capital accumulation vehicle for a select group of management, highly compensated employees and non-employee members of the Board of Directors of the Company and to supplement such employees' 401(k) Plan contributions as well as offering this plan to be competitive in the marketplace. Eligible employees who enroll in the plan have the following deferral options: (i) eligible employees may elect to defer up to a maximum of 70 percent of base salary and 100 percent of annual bonus awards or (ii) eligible employees may elect a deferral percentage of base salary and bonus awards based on the deferral percentage elected for a year under the 401(k) Plan with such deferrals to start when maximum deferrals to the qualified 401(k) Plan have been made because of limitations in that plan. Eligible directors who enroll in the plan may elect to defer up to a maximum of 100 percent of directors' meeting fees and annual retainers.
The Company matches employee (but not non-employee director) deferrals to make up for any match lost in the 401(k) Plan because of deferrals to the deferred compensation plan, and to allow for a match that would have been made under the 401(k) Plan on that portion of either the first six percent of total compensation or the first five percent of total compensation, depending on the option the participant elected under the choice provided to eligible employees in the qualified 401(k) Plan discussed above, deferred that exceeds the limits allowed in the 401(k) Plan. Matching credits vest based on years of service, with full vesting after three years or, if earlier, on retirement, disability, death, a change in control of the Company or termination of the plan.

Deferrals, plus any Company match, are credited to a recordkeeping account in the participant's name. Earnings on the deferrals are indexed to the assumed investment funds selected by the participant. In 2013, those investment options (and investment returns) included:

Investment Fund Option	Investment Return
Company Common Stock Fund	23.47%
VIF Money Market (Vanguard)	0.11%
VIT Total Return Admin (PIMCO)	-1.96%
VIT Real Return Admin (PIMCO)	-9.22%
Long and Short Strategic Opportunities (LASSO)	9.40%
VIT Value Svc (MFS)	35.59%
Stock Index Initial (Dreyfus)	32.03%
IS Growth 2 (American Funds)	30.10%
Mid Cap Value Portfolio (American Century)	30.11%
UIF Mid Cap Growth I (Morgan Stanley)	37.49%
Small Cap (Royce Capital)	34.75%
VIF Small Company Growth (Vanguard)	46.54%
VIT II International Value Svc (MFS)	27.63%
IS International 2 (American Funds)	21.63%
Model Portfolio – Conservative (The Newport Group)	0.94%
Model Portfolio – Moderate/Conservative (The Newport Group)	9.52%
Model Portfolio – Moderate (The Newport Group)	15.49%
Model Portfolio – Moderate/Aggressive (The Newport Group)	21.58%
Model Portfolio – Aggressive (The Newport Group)	29.29%

As noted in the table above, The Newport Group, the administrator of the plan, provides five model portfolios using the investment options in the Company' Deferred Compensation Plan to span the risk profile from conservative to aggressive. The conservative portfolio is constructed to provide higher expected returns than a money market fund while only taking 10 percent to 30 percent of the risks associated with the stock market. The moderate/conservative portfolio is designed to provide modest expected portfolio growth while taking only 30 percent to 50 percent of the short-term risk associated with the stock market. The moderate portfolio is managed to provide expected capital appreciation over a market cycle. This portfolio will experience 50 percent to 70 percent of the risks associated with the stock market. The moderate/aggressive portfolio is managed to be a diversified stock portfolio that includes a fixed income component to reduce volatility. The portfolio will experience 70 percent to 90 percent of the risks associated with the stock market. Over the long term, the aggressive portfolio is intended to provide for the maximum expected long-term growth of capital. This portfolio will take 100 percent of the risks associated with the stock market.
Normally, payments under the deferred compensation plan begin within one year after retirement. For these purposes, normal retirement age is 65 and the minimum age to qualify for early retirement is age 55 with at least five years of service. Benefits will be paid, at the election of the participant, either in a lump sum or a stream of annual payments for up to 15 years, or a combination thereof. Participants whose employment terminates before they qualify for retirement will receive their vested account balance in one lump sum following termination as provided in the plan. Participants also will be entitled to pre- and post-retirement survivor benefits. If the participant dies while in employment before retirement, his or her beneficiary will receive a payment of the account balance plus a supplemental survivor benefit equal to two times the total amount of base salary and bonuses deferred under the plan. If the participant dies following retirement, his or her beneficiary will continue to receive the remaining vested account balance. Additionally, eligible surviving spouses will be entitled to a lifetime survivor annuity payable annually. The amount of the annuity is based on 50 percent of the participant's account balance at retirement, the spouse's age and actuarial assumptions established by the Company's Benefits Committee.

At any time prior to retirement, a participant may withdraw all or part of amounts attributable to his or her vested account balance under the deferred compensation plan at December 31, 2004, subject to a penalty of 10 percent of the amount withdrawn. In addition, at the time of the initial deferral election, a participant may elect to receive one or more in-service distributions on specified dates without penalty. Hardship withdrawals, without penalty, of amounts attributable to a participant's vested account balance as of December 31, 2004 may also be permitted at the discretion of the Company's Benefits Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees (i) the compensation of the Company's directors and principal officers, (ii) the Company's executive compensation policy and (iii) the Company's benefit programs.

The Compensation Committee has eight members, none of whom has any relationship to the Company that interferes with the exercise of his or her independence from management and the Company, and each of whom qualifies as independent under the standards used by the NYSE, where the Company's shares are listed.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing elsewhere in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement on Schedule 14A.
Compensation Committee
Leroy C. Richie, Chairman
James H. Brandi, Member
Wayne H. Brunetti, Member
Luke R. Corbett, Member
John D. Groendyke, Member
Kirk Humphreys, Member
Judy R. McReynolds, Member
Sheila G. Talton, Member*

* Ms. Talton has been a member of the Compensation Committee since September 25, 2013.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into change of control agreements with each officer of the Company, including each of the Named Executive Officers, that will become effective only upon a change of control of the Company. The change of control agreements are considered to be double trigger agreements because payment will only be made following a change of control and termination of employment. Under the agreements, a change of control generally means (i) any acquisition of 20 percent or more of the Company's Common Stock (subject to limited exceptions for acquisitions directly from the Company, acquisitions by the Company or one of the Company's employee benefit plans, or acquisitions pursuant to specified business combinations approved by a majority of the incumbent directors), (ii) directors of the Company as of the date of the agreements and those directors who have been elected subsequently and whose nomination was approved by such directors fail to constitute a majority of the Board, (iii) a merger, share exchange or sale of all or substantially all of the assets of the Company (each, a "business combination") (except specified business combinations approved by a majority of the incumbent directors), or (iv) shareholder approval of a complete liquidation or dissolution of the Company.
Under the agreements, the officer is to remain an employee for a three-year period following a change of control of the Company. During this three-year period following a change of control of the Company, the officer is entitled to (i) an annual base salary in an amount at least equal to his or her base salary prior to the change of control, (ii) an annual bonus in an amount at least equal to his or her highest bonus in the three years prior to the change of control and (iii) continued participation in the incentive, savings, retirement and welfare benefit plans. The officer also is entitled to payment of expenses and provision of fringe benefits to the extent paid or provided to (i) such officer prior to the change of control or (ii) if more favorable, other peer executives of the Company.
If an executive officer's employment is terminated by the Company "without cause" following a change of control, the executive officer is entitled to the following payments: (i) all accrued and unpaid compensation and a prorated annual bonus and (ii) a severance payment equal to 2.99 times the sum of such officer's (a) annual base salary and (b) highest recent annual bonus. The officer is entitled to receive such amounts in a lump-sum payment within 30 days of termination, although if the officer is a "specified employee" (within the meaning of Section 409A of the Code), payment of the prorated bonus and severance payment will be delayed until the first day of the seventh month following the officer’s termination (or earlier death). The officer also is entitled to continued welfare benefits for three years and outplacement services. If these payments and benefits, when taken together with any other payments to the officer, would result in the imposition of the excise tax on excess parachute payments under Section 4999 of the Code, then the severance benefits will be reduced to the extent where no excise tax would be payable if such reduction results in a greater after-tax payment to the officer.
Assuming that a change of control had occurred and the Named Executive Officers were terminated on December 31, 2013 and that the price of the Company's Common Stock was $33.90 (the closing price on December 31, 2013), then the Named Executive Officers would have been entitled to the following lump sum severance payments under their change of control agreements: P.B. Delaney, $5,856,396; S. Trauschke, $2,885,114; E.K. Mitchell, $2,427,509; S.E. Merrill, $1,947,800; and J.C. Leger, Jr. $1,612,139. For these purposes, it is assumed that the payments would not result in the imposition of the excise tax on excess parachute payments, which if triggered, could result in a reduction of the foregoing amounts. The Named Executive Officers would also be entitled to outplacement services, valued at $50,000 each, and continued welfare benefits for three years at a value of $34,000 each. For these purposes we have assumed that health care costs will increase at the rate of six percent per year. These officers also would be entitled to the retirement benefits they would otherwise be entitled to receive as set forth in the 2013 Pension Benefits Table on page 42. Finally, matching credits under the nonqualified Deferred Compensation Plan would vest and the officers would be entitled to the benefits set forth in the 2013 Nonqualified Deferred Compensation Table on page 43.
In addition, pursuant to the terms of the Company's incentive compensation plans, upon a change of control, all stock options and restricted stock will vest immediately and, for a 60-day period following the change of control, executive officers may surrender their options and receive in return a cash payment equal to the excess of the change of control price (as defined) over the exercise price; all performance units will vest and be paid out immediately in cash as if the applicable performance goals had been satisfied at target levels; and any annual incentive award outstanding for the year in which the participant's termination occurs for any reason, other than cause, within 24 months after the change of control will be paid in cash at target level on a prorated basis. Assuming that a change of control occurred on December 31, 2013 and that the price of the Company's Common Stock (and the change of control price) was $33.90 (the closing price on December 31, 2013), then the Named Executive Officers would have been entitled to the following lump sum payments for performance unit awards: P.B. Delaney, $5,326,436; S. Trauschke, $1,849,584; E.K. Mitchell, $1,292,539; S.E. Merrill, $842,483; and J.C. Leger, Jr., $748,783. In addition, each Named Executive Officer would have received the same payout of the earned annual incentive compensation for 2013 that is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 38 and the same payout of long-term compensation for the performance units whose three-year performance period ended December 31, 2013 as reflected in the Stock Awards - Value Realized on Vesting column in the 2013 Option Exercises and Stock Vested Table on page 41. The reason for the same payouts is that the individual would have been employed throughout the entire performance period for the awards. There were no stock options outstanding as of December 31, 2013.

On July 26, 2013, the Company adopted a severance plan for certain officers of the Company or one its subsidiaries whose employment has been seconded to Enable GP, LLC or Enable Midstream Partners, LP. Messrs. Mitchell and Merrill are participants in this severance plan. Under the terms of the plan, if a participant’s employment with the Company and its affiliates, including Enable GP, LLC and Enable Midstream Partners, LP, is terminated for reasons other than death, Disability (as defined therein) or Cause (as defined therein) prior to December 31, 2014, such participant is entitled, subject to limited exceptions, to severance benefits. If the terminated participant has not received an offer from the Company or any affiliate of Comparable Employment (as defined therein) or of Comparable Employment With Relocation (as defined therein) as of his or her termination date, such participant will be entitled to a lump-sum cash severance benefit in an amount equal to (i) 52 weeks of the participant’s weekly compensation plus (ii) such participant’s target award under the Company’s short-term incentive plan. A terminated participant who receives and declines an offer of Comparable Employment from the Company or an affiliate of the Company as of his or her termination date will not receive any benefits under the severance plan. If the terminated participant has received and declined an offer from the Company or any affiliate of Comparable Employment With Relocation as of his or her termination date such participant shall be entitled to a lump sum cash severance benefit in an amount equal to (i) two (2) weeks of the participant’s weekly compensation multiplied by the number of full years of service credited to the participant as of his or her termination date, provided that such cash severance benefit shall not be less than 12 weeks of the participant’s weekly compensation nor more than 36 weeks of the participant’s weekly compensation and (ii) such participant’s target award under the Company’s short-term incentive plan, if any, adjusted on a pro rata basis based on the number of months the participant was actually employed during such plan year.

The participant also is entitled to continued medical, dental and vision benefits (provided that such participant is eligible for and timely elects continuation of coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the applicable period required by COBRA. A participant has not received an offer from the Company or any affiliate of either Comparable Employment or Comparable Employment With Relocation as of his or her termination date will be entitled to receive outplacement services, not to exceed a maximum of nine months, provided the participant initiates such services within 60 days of his or her termination date.

Lump-sum cash severance payments under the plan will be made within 60 days of the date of termination, provided the participant has timely returned an executed waiver and release. Assuming that Messrs. Mitchell and Merrill were terminated on December 31, 2013 and did not receive an offer from the Company or any affiliate of either Comparable Employment or Comparable Employment With Relocation, then Mr. Mitchell and Mr. Merrill would have been entitle to lump sum severance payments under the severance plan of $710,850 and $577,500, respectively. Assuming that Messrs. Mitchell and Merrill were terminated on December 31, 2013 and received an offer from the Company or any affiliate of Comparable Employment With Relocation which they declined, then Mr. Mitchell and Mr. Merrill would have been entitle to lump sum severance payments under the severance plan of $587,773 and $308,269, respectively.

On November 5, 2013, OGE Holdings entered into a retention agreement with E. Keith Mitchell, the Chief Operating Officer of Enable Midstream Partners, LP (the “Partnership”). Pursuant to the terms of the retention agreement, Mr. Mitchell will be entitled to receive a retention benefit of $500,000 if he (A) is continuously employed by OGE Holdings or the Partnership, the general partner of the Partnership or an affiliate of the Partnership or the general partner (a “Successor Employer”) as of January 2, 2016, (B) is terminated by OGE Holdings or a Successor Employer without Cause (as defined therein) prior to January 2, 2016 or (C) ceases to be employed by OGE Holdings or a Successor Employer prior to January 2, 2016 due to his death or Disability (as defined therein) (in each case, the “Vesting Date”). If Mr. Mitchell’s employment is terminated prior to the Vesting Date (i) by OGE Holdings or a Successor Employer for Cause or (ii) by Mr. Mitchell other than due to death or Disability, then Mr. Mitchell will not be entitled to receive the retention benefit.

If Mr. Mitchell is eligible for the retention benefit under clause (A) or (C) above, the benefit will be paid in a lump sum within 10 days of the Vesting Date. If Mr. Mitchell is eligible for the retention benefit under clause (B) above and executes and returns (and does not revoke) a waiver and release no later than 50 days after the Vesting Date, the benefit will be paid in a lump sum no later than the 60th day following the Vesting Date. The retention benefit is in addition to, and not in lieu of, all other accrued or vested or earned compensation, rights, options or benefits payable under any retirement plan, bonus, savings or other compensation plan, stock incentive plan, life insurance plan, health plan, or disability plan or any amounts otherwise payable to Mr. Mitchell under the severance plan discussed above.

If a Named Executive Officer terminates employment other than following a change of control as described above, such officer will be entitled to receive amounts earned during the course of his or her employment, including accrued salary and unpaid salary and unused vacation pay. If the termination was a result of death, disability or retirement, the executive officer or his or her representative would be entitled to a regular payout of any earned annual and long-term awards whose performance periods had ended prior to the individual's termination, and to a pro-rated payout (based on the individual's number of full months of employment during the applicable performance period) for other outstanding annual and long-term incentive awards when and if payouts of such awards are subsequently earned and are made to participants who did not terminate their employment. Assuming that the Named Executive Officers terminated their employment as a result of death, disability or retirement on December 31, 2013, each executive officer would have received the same payout of the earned annual incentive compensation for 2013 that is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 38 and the same payout of long-term compensation for the performance units whose three-year performance period ended December 31, 2013 as reflected in the Stock Awards - Value Realized on Vesting column in the 2013 Option Exercises and Stock Vested Table on page 41. The reason for the same payouts is that the individual would have been employed throughout the entire performance period for the awards. For the outstanding grants of performance units whose performance periods ends on December 31, 2014 and December 31, 2015, and assuming that the Named Executive Officers terminated their employment as a result of death, disability or retirement on December 31, 2013, that the applicable goals for such performance units were subsequently satisfied at target levels and that the price of the Company's Common Stock was $33.90 (the closing price on December 31, 2013) at the time payouts of such performance units occurred, then the Named Executive Officers would be entitled to receive the Company's Common Stock having the following values at the time payout of such performance units occurred: P.B. Delaney, $1,833,176 for the performance units whose performance period ends December 31, 2014 and $858,890 for the performance units whose performance period ends December 31, 2015; S. Trauschke, $598,674 for the performance units whose performance period ends December 31, 2014 and $317,191 for the performance units whose performance period ends December 31, 2015; E.K. Mitchell, $402,009 for the performance units whose performance period ends December 31, 2014 and $229,842 for the performance units whose performance period ends December 31, 2015; S.E. Merrill, $264,601 for the performance units whose performance period ends December 31, 2014 and $148,527 for the performance units whose performance period ends December 31, 2015; and J.C. Leger, Jr., $229,119 for the performance units whose performance period ends December 31, 2014 and $135,035 for the performance units whose performance period ends December 31, 2015.
Mr. Delaney also is entitled to a death benefit (equal to three times salary) under a split dollar life insurance arrangement with a third party life insurance company. Under the arrangement, insurance proceeds in excess of that amount help fund benefits payable under the Restoration of Retirement Plan. If Mr. Delaney terminates employment for a reason other than death, the death benefit coverage terminates. The Company would then use the cash surrender value of the policy to help pay the benefit to which the employee is entitled under the Restoration of Retirement Income Plan. Assuming that Mr. Delaney's employment was terminated as a result of death on December 31, 2013, his estate would have been entitled to death benefits under this policy of $2,940,000. Participants in the Deferred Compensation Plan are also entitled to pre- and post-retirement survivor benefits as described on page 44.
In addition to the benefits described above, upon retirement, the Named Executive Officers will be entitled to receive the retirement benefits described in the 2013 Pension Benefits Table on page 42 and the nonqualified deferred compensation benefits set forth in the 2013 Nonqualified Deferred Compensation Table on page 43 as well as contributory lifetime retiree medical benefits if they were hired prior to February 1, 2000 and noncontributory lifetime retiree life insurance at 60 percent of pre-retirement levels but not more than $20,000 or less than $10,000.

SECURITY OWNERSHIP

The following table shows the number of shares of the Company's Common Stock beneficially owned on March 3, 2014, by each Director, by each of the Named Executive Officers by all Executive Officers and Directors as a group and by each shareholder owning five percent or more of the Company's Common Stock:

	Number of Common		Number of Common
	Shares (1) (2)		Shares (1) (2) (3)
James H. Brandi	19,795	P.B. Delaney	576,474
Wayne H. Brunetti	61,547	S. Trauschke	122,391
Luke R. Corbett	89,514	E.K. Mitchell	64,788
John D. Groendyke	104,346	S.E. Merrill	34,598
Kirk Humphreys	45,462	J.C. Leger, Jr.	50,175
Robert Kelley	166,809	All Executive Officers and Directors	1,739,839
Robert O. Lorenz	79,572	(as a group of 23 persons)
Judy R. McReynolds	6,700	BlackRock, Inc. (4)	16,606,473
Leroy C. Richie	25,460	40 East 52nd Street
Sheila G. Talton	980	New York, NY 10022

(1)
Ownership by each executive officer is less than 0.3 percent of the class, by each director other than Mr. Delaney is less than 0.1 percent of the class and, for all executive officers and directors as a group, is less than 1.0 percent of the class. Amounts shown include shares for which, in certain instances, an individual has disclaimed beneficial interest. Amounts shown for executive officers include 606,590 shares of the Company's Common Stock representing their interest in shares held under the Company's 401(k) Plan and Deferred Compensation Plan for which in certain instances they have voting power but not investment power.

(2)
Amounts shown for Messrs. Brandi, Brunetti, Corbett, Groendyke, Humphreys, Kelley, Lorenz and Richie and Ms. McReynolds and Ms. Talton include, 11,794; 21,546; 85,013; 63,346; 45,462; 132,609; 73,572; 25,459; 6,700; and 980 common stock units, respectively, under the Company's Deferred Compensation Plan.

(3)
Based on a Schedule 13G filed on January 30, 2014, BlackRock, Inc. along with certain other affiliates, is deemed to beneficially own these shares. These shares represented 8.3 percent of the Company's outstanding Common Stock on March 3, 2014.

The information on share ownership is based on information furnished to us by the individuals listed above and all shares listed are beneficially owned by the individuals or by members of their immediate family unless otherwise indicated.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2013 with respect to the shares of the Company's Common Stock that may be issued under the existing equity compensation plans:

	A		B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options		Weighted Average Price of Outstanding Options	Number of Securities Remaining Available for future issuances under equity compensation plans (excluding securities reflected in Column A)
Equity Compensation Plans Approved by Shareholders	1,416,086	(1)	N/A	10,158,560	(2)
Equity Compensation Plans Not Approved by Shareholders	—		N/A	N/A

(1)
Comprised of performance units which have been issued under the OGE Energy Corp. 2008 Stock Incentive Plan and the OGE Energy Corp. 2013 Stock Incentive Plan. For performance units, this represents the target number of performance units granted.  Actual number of performance units earned, if any, is dependent upon performance and may range from 0 percent to 200 percent of the target. There were no outstanding stock options as of December 31, 2013.

(2)
Under the 2013 Stock Incentive Plan, restricted stock, restricted stock units, stock options, SARs and performance units may be granted to officers, directors and other key employees. Amount represents the maximum shares available for future issuances under OGE Energy Corp.'s equity compensation plans assuming settlement of the performance units at target.

SECTION 16(a) BENEFICIAL OWNERSHIP

Under Federal securities laws, our directors and executive officers are required to report, within specified dates, their initial ownership in the Company's Common Stock and subsequent acquisitions, dispositions or other transfers of interest in such securities. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. To our knowledge all of our officers and directors subject to such reporting obligations satisfied their reporting obligations in full in 2013 and through March 28, 2014, the date of this Proxy Statement.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be included in the proxy statement for the Annual Meeting of Shareholders in 2015 must be received by the Company by November 28, 2014. Proposals received by that date, deemed to be proper for consideration at the Annual Meeting of Shareholders and otherwise conforming to the rules of the SEC, will be included in the 2015 proxy statement.

If you intend to submit a shareholder proposal for consideration at the Annual Meeting of Shareholders, but do not want it included in the proxy statement, you must follow the procedures established by our bylaws. These procedures require that you notify us in writing of your proposal. Your notice must be received by the Corporate Secretary at least 90 days prior to the meeting and must contain the following information:

•	a brief description of the business you desire to bring before the Annual Meeting of Shareholders and your reasons for conducting such business at the Annual Meeting of Shareholders;

•	your name and address;

•	the number of shares of the Company's Common Stock which you beneficially own; and

•	any material interest you may have in the business being proposed.

HOUSEHOLDING INFORMATION

We have adopted a procedure approved by the SEC called "householding." Under this procedure, certain shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only a single copy of our Notice of Internet Availability of Proxy Materials or, as applicable, our Annual Report to Shareholders or proxy statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check or dividend reinvestment statement mailings.

If you and other shareholders of record with whom you share an address currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or, as applicable, our Annual Report to Shareholders or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Notice of Internet Availability of Proxy Materials or, as applicable, our Annual Report to Shareholders or proxy statement for your household, please contact Computershare; P.O. Box 358035, Pittsburgh, PA 15252-8035 or phone toll free 1-888-216-8114.

If you participate in householding and would like to receive a separate copy of our Notice of Internet Availability of Proxy Materials or, as applicable, our Annual Report to Shareholders or proxy statement, please call us at 405-553-3966 or write us at: OGE Energy Corp. Shareholder Relations, 321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. We will deliver the requested documents to you promptly upon receipt of your request.

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only a single copy of our Notice of Internet Availability of Proxy Materials, or our Annual Report to Shareholders or proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call us at 405-553-3966 or write us at: OGE Energy Corp. Shareholder Relations, 321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. If you want to receive separate copies of our Annual Report to Shareholders and proxy statement in the future, or if you are receiving multiple copies and would like to receive only a single copy for your household, you should contact your bank, broker, or other nominee record holder.

LOCATION OF THE SKIRVIN HILTON HOTEL, GRAND BALLROOM

Take I-40 to the Shields Blvd. exit. Turn North towards downtown Oklahoma City. Turn left onto Sheridan and take the first right onto Broadway. Turn right onto Park Ave. and into the hotel.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to vote your proxy. Voting is available through 11:59 P.M.
Eastern Time the day prior to the shareholder meeting date. Have your proxy card in hand when you access the web site.

COMPUTERSHARE P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

[Shareholder Address]
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to vote your proxy. Voting is available through
11:59 P.M. Eastern Time the day prior to the shareholder meeting date. Have your proxy card in hand when you call.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME OGE Energy Corp. Common Stock	CONTROL # ˆ SHARES PAGE 1 of 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐
1. Election of Directors
Nominees
01 James H. Brandi	02 Wayne H. Brunetti		03 Luke R. Corbett	04 Peter B. Delaney	05 John D. Groendyke
06 Kirk Humphreys	07 Robert Kelley		08 Robert O. Lorenz	09 Judy R. McReynolds	10 Sheila G. Talton

The Board of Directors recommends you vote FOR proposals 2 and 3.				For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company's principal independent accountants for 2014.				☐	☐	☐

3. Advisory Vote to Approve Named Executive Officer Compensation.				☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:				For	Against	Abstain
4. Shareholder proposal regarding an independent board chairman.				☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

SHARES CUSIP #
Signature [PLEASE SIGN WITHIN BOX]		Date	JOB#	Signature (Joint Owners)	Date	SEQUENCE #

LOCATION OF THE SKIRVIN HILTON HOTEL,
GRAND BALLROOM
1 Park Avenue
Oklahoma City, Oklahoma

Directions to the Skirvin Hilton Hotel
Take I-40 to the Shields Blvd. exit. Turn North
towards downtown Oklahoma City. Turn left onto
Sheridan and take the first right onto Broadway.
Turn right onto Park Ave. and into the hotel.

It is important that your shares are represented
at this meeting, whether or not you attend the
meeting in person. To make sure your shares
are represented, we urge you to vote by
Internet, telephone, or complete and mail the
proxy card above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

Annual Meeting of
OGE Energy Corp. Shareholders
Thursday, May 15, 2014 10:00 a.m.
The Skirvin Hilton Hotel, Grand Ballroom

The undersigned hereby appoints Peter B. Delaney, Luke R. Corbett, and Robert Kelley, and each of them severally, with full power of substitution and with full power to act with or without the other, as the proxies of the undersigned to represent and to vote all shares of stock of OGE Energy Corp. held of record by the undersigned on March 17, 2014, at the Company's Annual Meeting of Shareholders to be held on May 15, 2014, and at all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY CARD, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S PRINCIPAL INDEPENDENT ACCOUNTANTS FOR 2014, FOR THE APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION, AND AGAINST THE SHAREHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIRMAN.

PLEASE VOTE BY INTERNET, TELEPHONE, OR MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Unless you attend and vote in person, you MUST vote by Internet, telephone, or sign and return your proxy in order to have your shares voted at the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
(Continued and to be marked, dated and signed on the other side)